~~OG~~ Version with Corrections

[redacted]

PRODUCTION SHARING CONTRACT

For

EXPLORATION, DEVELOPMENT AND PRODUCTION OF PETROLEUM IN ONSHORE ALBANIA

Block "D-E"

between

MINISTRY OF ECONOMY, TRADE AND ENERGY OF ALBANIA

(Acting by and through the National Agency of Natural Resources /AKBN)

and

DWM Petroleum AG

Tirana, on JULY, 31, 2007

TABLE OF CONTENTS

PRODUCTION SHARING CONTRACT
FOR
EXPLORATION, DEVELOPMENT AND PRODUCTION OF PETROLEUM IN ALBANIA ONSHORE
BLOCK A-B

between

MINISTRY OF ECONOMY, TRADE AND ENERGY OF ALBANIA
(Acting by and through the National Agency of Natural Resources)

and

DWM Petroleum AG

This Contract signed as of the 31st day of July, 2007, by the MINISTRY OF ECONOMY, TRADE AND ENERGY OF ALBANIA acting by and through the National Agency of Natural Resources, pursuant to the Petroleum law No. 7746 dated 28.07.1993, of the Government of the Republic of Albania (hereinafter referred to as "AKBN"), represented by ________________, as one Party, and DWM Petroleum AG, a company organized and existing under the laws of Switzerland represented by H. J. Schulz, as the other Party, (hereinafter referred to as "CONTRACTOR").

WITNESSETH:

WHEREAS, all natural resources, including minerals and hydrocarbons in the Republic of Albania are the property of Albania;

WHEREAS, petroleum operations in the Republic of Albania are generally governed by the Laws of the Republic of Albania, and if not mentioned elsewhere in this Contract, mainly by the following laws and regulations:

- Law No. 7746 dated 28 July 1993 "Petroleum Law (Exploration and Production)", as amended by Law No. 7853 dated 29 July 1994 "For Some Additions to Law No.7746, Dated 28 July 1993 "Petroleum Law (Exploration and Production)"; and as further amended by Law No. 8297, dated 4 March 1998 "For a Change to Law No.7746, Dated 28 July 1993 "Petroleum Law (Exploration and Production)" (collectively the "Petroleum Law"), and
- Law No. 7811 dated 12 April 1994 "On the Approval with Amendments of the Decree No. 782 dated 22.2.1994 "On the Fiscal System in the

Petroleum Sector (Exploration-Production)", as amended by Law No. 8345 dated 13 May 1998 "For a Change to Law No.7811, dated 12.04.94 'On the Approval with Amendments of the Decree No. 782 dated 22.02.94 "On the Fiscal System in the Petroleum Sector (Exploration-Production)", and

- Law No. 7928 "On Value Added Tax", as amended by: Law No. 8070 dated 15 February 1996; Law No. 8126 dated 09 July 1996; Law No. 8130 dated 22 July 1996; Law No. 8149 dated 11 September 1996; Law No. 8186 dated 23 January 1997; Law No. 8240 dated 16 September 1997; Law No. 8445 dated 21 November 1999; Law No. 8505 dated 07 July 1999; Law No. 8714 dated 15 December 2000; Law No. 8779 dated 26 April 2001; Law No. 8845 dated 11 December 2001; Law No. 8963 dated 24 October 2002; Law No. 9162 dated 18 December 2003; and Law. No. 9332 dated December 6, 2004 (collectively, the "VAT Law"), and

- Law No. 8976 dated 12 December 2002 "On Excises", as amended by the Law No. 9163 dated 18 December 2003 "On Some Additions and Changes to Law No. 8976 dated 12.12.02 'On Excises'"; Law No. 9041 dated 27 March 2003; and Law No. 9328 dated December 6, 2004 "On Some Additions and Changes to Law No. 8976 dated 12.12.2002" (collectively, the "Excise Tax Law"), and

- Decision of Council of Ministers No. 547 dated 9 August 2006 "On Setting Up the National Agency of Natural Resources"; and

WHEREAS, AKBN is authorized by the Government of Albania to carry out all Petroleum Operations in Albania, including Exploration, Development and Production;

WHEREAS, CONTRACTOR desires to undertake all operations for the Exploration, Development and Production of Petroleum in and throughout the Contract Area described in Annexes "A" and "B" of this Contract and to fulfill the obligations and enjoy the rights provided for in this Contract as a contractor to AKBN in accordance with the terms and conditions contained in this Contract; and

WHEREAS, the Government of the Republic of Albania has authorized AKBN to enter into this Contract with CONTRACTOR for carrying out all Petroleum operations described in this Contract.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.01 "Accounting Procedure" means the procedure set out as Annex "C" to this Contract and which forms an integral and indivisible part hereof.

1.02 "Affiliated Company" means a subsidiary company, a parent company or a sister company to a Party or an entity comprising a Party. For the purposes of the foregoing definition:

1.02.1 A subsidiary company is a company controlled by a Party or an entity comprising a Party;

1.02.2 A parent company is a company that controls a Party or an entity comprising a Party;

1.02.3 A sister company is a company that is controlled by the same company as a Party or an entity comprising a Party.

for which purpose "Control" means that a company owns share capital, either directly or through other companies, which confers upon it a majority of the votes at the stockholders' meetings of the company which is controlled.

1.03 "Albania" means the Republic of Albania.

1.04 "Appraisal" means those works performed by CONTRACTOR, which in CONTRACTOR's opinion are required as a follow-up to a Discovery to establish if such Discovery is commercial and/or to establish the limits of a possible Commercial Discovery.

1.05 "Available Petroleum" means the amount of daily production of Petroleum (less any amount lost, used in operations, flared or re-injected) produced, saved and metered from the Contract Area at the Metering Point. Available Petroleum may be available Crude Oil or available Gas, as appropriate.

1.06 "Average Daily Production" means the average production of Available Petroleum for each Day during a Calendar Month, calculated by dividing the total amount of Available Petroleum metered from the Contract Area at the Metering Point during that Calendar Month, by the number of Days in that Calendar Month. For the Calendar Month in which the Date of Initial Commercial Production occurs, said Available Petroleum shall be divided by the number of Days in that Calendar Month following and inclusive of the Date of Initial Commercial Production.

1.07 "Barrel" means forty-two (42) United States gallons (equivalent to approximately 158.984 liters), liquid measure, corrected to a temperature of sixty (60) degrees Fahrenheit, with pressure at sea level of 1.01325 bars.

1.08 "BOE" means Barrels of Crude Oil Equivalent.

1.09 "BOPD" means Barrels of Crude Oil per Day.

1.10 "BPD" means Barrels per Day and shall include BOPD, as well as BOE.

1.11 "BTU" means one thousand fifty-five and fifty-six one thousandths (1,055.056) Joules.

1.12 "Budget" means an estimate of costs required to carry out Petroleum Operations pursuant to an approved Work Program.

1.13 "Calendar Month" means any of the twelve (12) months of the Calendar Year.

1.14 "Calendar Quarter" or "Quarter" means a period of three (3) consecutive Months commencing on the first day of January, April, July or October of each Calendar Year.

1.15 "Calendar Year" means a period of twelve (12) consecutive Calendar Months according to the Gregorian calendar commencing on January 1 and ending on following December 31, both dates inclusive.

1.16 "Commercial Discovery" means a Petroleum accumulation Discovery, which in Contractor's opinion, can be exploited economically in accordance with this Contract.

1.17 "Contract" means this Contract including its Annexes as may be amended from time to time by mutual agreement of the Parties.

1.18 "CONTRACTOR" means DWM Petroleum AG or its respective successors and any assigns of any Participating Interest pursuant to Article XIX.

1.19 "Contract Area" means on the Effective Date the area described in Annex "A" and delineated on the map attached as Annex "B" to this Contract, as it may be changed by relinquishments CONTRACTOR shall make pursuant to this Contract.

1.20 "Cost Recovery Petroleum" means the portion of Available Petroleum determined in accordance with Paragraph 7.1 of this Contract.

1.21 "Crude Oil" means any hydrocarbons produced from the Contract Area and which, at the well-head or separator, are in a liquid state including but not limited to crude oil, natural gas liquids and condensates which are stable or have been established and if necessary otherwise treated to render them suitable for transportation.

1.22 "Customs Duties", as used herein, shall include all tributes, duties, taxes, fees, rights or any other financial imposts, which may be due as a result of the importation of the item or items referred to in Article XII of this Contract.

1.23 "Date of Commercial Discovery" means the date on which CONTRACTOR notifies AKBN in writing of a Commercial Discovery pursuant to Paragraph 6.4.1 of this Contract.

1.24 "Date of Discovery" of an oil/gas field is the date on which a well at which there has been a Discovery is completed and tested.

1.25 "Date of Initial Commercial Production" means the date on which the first regular shipment of Petroleum is made from a Commercial Discovery to the Metering Point pursuant to a Development Plan, and shall not include shipment of test or extended test production.

1.26 "Day" or "day" means a period of twenty-four (24) hours commencing at 00:00 hours and ending at 24:00 (twenty-four) hours, Albanian time.

1.27 "Discovery" means any Petroleum accumulations discovery arising from drilling activity on any geological feature which, after testing in accordance with sound and accepted international petroleum industry practices, is found by CONTRACTOR to be capable of producing Petroleum.

1.28 "Discovery Area" means an area or areas which CONTRACTOR may establish at any time prior to the expiration of the Exploration Period by notifying AKBN that CONTRACTOR has made a Discovery and by supplying AKBN with a map showing an outline of the boundaries of any part of the Contract Area which CONTRACTOR believes to contain a Discovery. Once designated pursuant to Article VI, a Discovery Area shall extend to all depths within its lateral boundaries.

1.29 "Delivery Point" means any point, within Republic of Albania as agreed by the Parties where each Party takes its respective shares of Cost Recovery Petroleum and Profit Petroleum. A Delivery Point may or may not be the same as the Metering Point.

1.30 "Development" means and shall include, but not be limited to, all the operations and activities pursuant to approved Work Programs and Budgets under this Contract with respect to:

1.30.1 The drilling, plugging, side tracking, deepening, and completing and equipping of wells for the purpose of Production and the changing of the status of any such well, and

1.30.2 The design, construction, installation and operation (within or outside the Contract Area) of equipment; platforms; pipelines; water, electrical and other systems; facilities (including storage port and loading facilities); and plants, as needed to produce from

wells, to take, save, treat, handle, store, flare, transport and deliver Petroleum for export and for local market; and to undertake injection or re-injection and other enhanced recovery projects. Use of the term Development in this Contract shall include Production as defined in this Contract, when appropriate to the context and circumstances.

The verb "Develop" means conducting Development.

1.31 "Development and Production Area" means the area determined by the CONTRACTOR, in accordance with Article 1.33, at any time prior to the expiration of the Exploration Period by notifying AKBN that CONTRACTOR has made a Commercial Discovery and supplying AKBN with a map describing an area comprised of all or a part of the Discovery Area. A Development and Production Area may consist of more than one non-contiguous area.

1.32 "Development Expenditures" means all direct and indirect costs and expenses for Development and Production, with the exception of Operating Expenses.

1.33 "Development Plan" means a plan submitted by the CONTRACTOR and approved by the AKBN for the development of a Discovery after any Appraisal of the Discovery the contents of which shall include but shall not be limited to the following:

(a) details of all exploration activities carried out in respect of the relevant Discovery and all information used for Appraisal, details of geological structure and hydrocarbon occurrence and Stratigraphy and details of any further Appraisal as may be required by CONTRACTOR;

(b) estimated volumes of oil and/or gas initially in-place and the quantity estimated to be recoverable, expected drive mechanism and recovery efficiency, drainage spacing, intended reservoir operating policy and the scope for secondary recovery;

(c) full details of the facilities or structures and any other works which CONTRACTOR proposes to construct or carry out during the Development and Production period for the relevant Discovery for the purpose of producing oil and/or gas from such Discovery, and for minimizing flaring of gas and preventing environment pollution;

(d) the location of and the purposes for which the facilities, structures or other works are to be used and the times at which each facility, structure or other work is to be commenced and completed;

(e) CONTRACTOR's assessment of marketability of Petroleum, the maximum and minimum quantities of Petroleum which CONTRACTOR expects to recover from the relevant Discovery in each year of the Production period relating thereto, the rate of recovery expected and details of any problems expected to be encountered in relation to Production and marketing;

(f) details of yearly forecast expenditure and cash flow of both capital and Operating Expenses; and

(g) contingencies for minimizing gas wastage, pressure maintenance program to optimize Petroleum recoveries and additional Development;

(h) a reasonable estimate of the time necessary to undertake the Development Plan;

(i) Prospective Metering Points and Delivery Points;

(j) Development and Production Area details and the extent of the proposed Development and Production Area relating to the Commercial Discovery which area should correspond to the surface projection of the geological extension of the Commercial Discovery over reasonably related areas and to be designated as the Development and Production Area for the Commercial Discovery concerned.

1.34 "Dollars" or the symbol "$" means United States of America Dollars.

1.35 "Effective Date" means, for this Contract, the date on which a decision of the Council of Ministers of the Government of Albania approving this Contract is published in the "Gazeta Zyrtare".

1.36 "Profit Petroleum" means the quantity of Available Petroleum determined pursuant to the Paragraph 7.6 of this Contract.

1.37 "Expert" means an individual who is not a resident or citizen of Albania nor who has been employed by CONTRACTOR or AKBN and who by training and extensive experience has highly-developed knowledge in the technical area wherein lies the dispute or disagreement which the said individual is to address, and who is appointed pursuant to the relevant provisions of this Contract.

1.38 "Exploration" means Petroleum Operations which are conducted under this Contract during the Exploration Period for or in connection with the exploration for Petroleum including, without limitation, geological, geophysical and other surveys and studies, the review, processing and

analysis of data, the drilling of exploratory wells, associated planning, design, administrative, engineering, construction and maintenance operations and all other related operations and activities referred to in Annex "C" or otherwise contemplated under the provisions of this Contract.

The verb "Explore" means conducting Exploration.

1.39 "Exploration Expenditures" means all direct and indirect costs and expenses for Exploration.

1.40 "Exploration Period" means the First Exploration Period, the Second Exploration Period and the Third Exploration Period, as respectively determined in the Paragraphs 4.1.1, 4.1.2 and 4.1.3

1.41 "Exploration Well" means either a Wildcat Well or an Appraisal Well drilled to at least a minimum depth and/or financial obligation specified in the Work Program.

"Wildcat Well" means a well located on a geological feature from which commercial Petroleum has not been discovered.

"Appraisal Well" means any well whose purpose at the time of commencement of drilling is the determination of the extent or the volume of Petroleum reserves contained in a Discovery.

1.42 "Financial Year" means the financial year starting on January 1 and ending on following December 31, both dates inclusive.

1.43 "Force Majeure" means a delay in performance or any non-performance by a Party of its obligations under this Contract caused by circumstances beyond the control and without the fault or negligence of the said Party, including but not limited to, acts of God or the public enemy, extreme weather conditions, mechanical failure, perils of navigations, fire, hostilities, war (declared or undeclared), blockage, labor disturbances, strikes, riots, insurrections, quarantine restrictions, epidemics, earthquakes, or accidents but excluding shortage of funds.

1.44 "Gas" means natural gas, both associated and non-associated, and all of its constituent elements produced from any well in the Contract Area, and all non-hydrocarbon substances therein. Gas includes liquified petroleum gas ("LPG"), which is a mixture of principally butane and propane liquified by pressure and temperature.

1.45 "Good International Petroleum Industry Practices" means those practices, methods, standards, and procedures generally accepted and followed internationally by prudent, diligent, skilled, and experienced operators in

Petroleum exploration, development, and production operations and which, at a particular time in question, in the exercise of reasonable judgment and in light of facts then known at the time a decision was made, would be expected to accomplish the desired results and goals established in respect of which the practices, methods, standards, procedures and safety regulations, as the case may be, were followed; provided, however, that "Good International Petroleum Industry Practices" is not intended to be limited to the optimum practices or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, standards, procedures and safety regulations.

1.46 "Line Fill" means that Petroleum determined pursuant to Paragraph 7.9 of this Contract.

1.47 "MCF" means one thousand (1,000) standard cubic feet ("SCF"). One (1) SCF is the amount of Gas necessary to fill one cubic foot of space at atmospheric pressure of 14.65 pounds of pressure per square inch absolute at a base temperature of sixty (60) degrees Fahrenheit.

1.48 "Metering Point" means the place or places, mutually agreed by AKBN and CONTRACTOR, where appropriate equipment and facilities will be located for the purpose of performing all volumetric measurements and other determinations, temperature and other adjustments, determination of water and sediment content and other appropriate measurements, to establish, for the various purposes of this Contract, the volumes of Available Petroleum. All said measurements and determinations will be acknowledged in writing by AKBN and CONTRACTOR's representatives at the Metering Point. The Metering Point may or may not be the same as the Delivery Point.

1.49 "MMBTU" means one million (1,000,000) BTUs.

1.50 "Month" means a period counted as from any Day of a Calendar Month ending on the same Day of the following Calendar Month or, if it does not exist, on the last Day of such Calendar Month.

1.51 "Operating Expenses" means all direct and indirect costs, expenses and expenditures made after the Date of Initial Commercial Production, which costs, expenses and expenditures are not normally depreciable, including operation, maintenance and servicing of all types of facilities required for Petroleum Operations, including, without limitation, human health, safety and environmental protection costs and compliance. Operating Expenses shall include workover, repair and maintenance of assets, but shall not include any of the following: side tracking; re-drilling and changing the status of a well; replacement of assets or part of an asset; additions, improvements, or renewals that extend the life of the asset.

1.52 "Operator" means an entity appointed by the CONTRACTOR and approved by AKBN to be responsible for carrying out Petroleum Operations in the Contract Area or in any part thereof under the terms of this Contract. The nomination of a successor Operator shall be subject to the prior AKBN approval, provided that no such approval is required and only written notification has to be given if the successor Operator is an Affiliated Company.

1.53 "Participating Interest" means the respective undivided interest held by each of the entities that may comprise the CONTRACTOR at any particular time.

1.54 "Parties" means AKBN and CONTRACTOR, and "Party" means any one of the Parties, including their respective successors and assigns.

1.55 "Petroleum" means collectively or individually, as the context requires, Crude Oil and Gas as well as those substances produced therewith or derived therefrom.

1.56 "Petroleum Operations" means all or any of the operations related to the Exploration for, Development, extraction, Production, separation and treatment, storage and transportation and sale or disposal of Petroleum up to the Delivery Point in Albania.

1.57 "Production" means every type of operation to produce Petroleum and operate Development wells after the commencement of Production, and the taking, saving, treating, handling, storing, transporting, metering, and delivering of Petroleum, injection or reinjection, and every other type of operation to obtain primary and enhanced recovery of Petroleum, and transportation, storage and any other work or activities necessary or ancillary to such operations.

The verb "Produce" means conducting Production.

1.58 "Rejected Costs" means those costs determined pursuant to the second paragraph of Paragraph 4.10 of this Contract.

1.59 "Reservoir" means a porous or fractured and permeable stratum capable of producing Petroleum and which must be considered, because of the character of the substances it holds (similitude of physical properties, density, Gas-oil ratio, viscosity and a pressure relationship) as a unit in regard to its natural exploitation.

1.60 "Statement of Cost Recovery" means the statement referred to in Paragraph 1 of Article III of the Accounting Procedure.

1.61 "Suspended Costs" means those costs determined pursuant to the first paragraph of Paragraph 4.10 of this Contract.

1.62 "Tax Year" means the period of twelve (12) Months according to the Gregorian calendar starting January 1 and ending December 31, both dates inclusive, for which tax returns or reports are required according to any applicable income, profits or other tax law or regulations of Albania.

1.63 "Termination" means the end of this Contract by expiration of the applicable contractual term, by operation of the provisions of Article XXIV or by mutual written agreement of the Parties.

1.64 "Work Program" means a program as contemplated by Article IV and other provisions of this Contract, and, unless the context otherwise indicates, shall refer to the same as amended or supplemented.

1.65 "Contract Year" means a period of twelve (12) consecutive Months commencing with the Effective Date.

1.66 "Government Allocation" means that share of production determined pursuant to Paragraph 7.7 of this contract.

ARTICLE II
ANNEXES TO THE CONTRACT

2.1 Annex "A" is a description of the Contract Area at the Effective Date.

2.2 Annex "B" is a map indicating the Contract Area at the Effective Date.

2.3 Annex "C" is the Accounting Procedure.

2.4 Annex "D" is the procedure for pricing Gas.

2.5 Annex "E" is the Bank Guarantee

2.6 The Annexes "A", "B", "C", "D" and "E" to this Contract are hereby made a part of this Contract, and they shall be considered as having equal force and effect with the provisions of this Contract. However, in the event of any conflict between the Annexes and the body of this Contract, the body of this Contract shall prevail.

ARTICLE III
TERM, GRANT OF RIGHT AND PAYMENT OF COSTS

3.1 Unless sooner terminated in accordance with the terms hereof, this Contract shall remain in effect during the Exploration Period, any Appraisal Period and any Development and Production Period.

3.2 AKBN hereby grants CONTRACTOR the exclusive right for Exploration, Development and Production of Petroleum in the Contract Area, subject to the terms and conditions of this Contract.

3.3 The Participating Interest of each of the entities that comprise the CONTRACTOR, subject to Article XIX, is as follows:

DWM Petroleum AG 100%

3.4 CONTRACTOR shall pay one hundred percent (100%) of all costs and expenses associated with Exploring, Developing and Producing Petroleum from the Contract Area, subject to the cost recovery provisions of this Contract.

ARTICLE IV
EXPLORATION PERIOD, WORK PROGRAM AND ESTIMATED EXPENDITURES

4.1 Within three (3) months after the Effective Date, CONTRACTOR shall take all necessary steps to commence performance of the following Work Program covering that period of time collectively referred to as the "Exploration Period":

4.1.1 First Exploration Period (3 Years from Effective Date)

CONTRACTOR shall perform the following Work Program during the initial three (3) Years of the Exploration Period ("First

Work Program		Minimum Expenditure in USD:
1 G&G		400.000
2 Seismic Re-prosessing	200 km	150.000
3 Seismic acquisition or	300 km (2D)	2.500.000
3 1 Exploration well	3000 m	6.000.000
Total Commitment		**3.050.000 / 6.550.000**

Exploration Period"):

G&G: Acquisition of technical data, reprocessing of selected seismic lines, interpretation of geological, geophysical and well data. Regional geological and structural studies (mapping, balanced cross sections)

One well in a minimum vertical depth of 3000 m, or until it reaches the Carbonates of the Eocene or Cretaceous, whichever first occurs:i.e. at its choice CONTRACTOR shall decide for the acquisition of the seismic or drilling the well.

4.1.2 Second Exploration Period (2 Years)

Provided it has completed the Work Program for the First Exploration Period or it has paid to AKBN the amount of U.S.Dollars pursuant to Paragraph 4.1.4 of this Contract, CONTRACTOR shall have the option of extending the Exploration Period for an additional period of two (2) Years ("Second Exploration Period"). Such option may be exercised by CONTRACTOR giving to AKBN, not less than thirty (30) Days prior to the end of the First Exploration Period, written notice of: (i) its election to enter the Second Exploration Period and (ii) its commitment to perform the following Work Program during the Second Exploration Period:

Work Program		Minimum Expenditure in USD:
G&G		300.000
1 exploration well	3000 m	6.000.000
Total Commitment		**6.300.000**

One well in a minimum vertical depth of 3000 m, or until it reaches the Carbonates of the Eocene or Cretaceous, whichever first occurs.

4.1.3 Third Exploration Period (2 Years)

Provided it has completed the Work Program for the Second Exploration Period or it has paid to AKBN the amount of U.S.Dollars pursuant to Paragraph 4.1.4 of this Contract, CONTRACTOR shall have the option of extending the Exploration Period for an additional period of two (2) Years ("Third Exploration Period") if, as approved by the AKBN, there are special circumstances which require more time for the CONTRACTOR to perform adequate Exploration activity. Such option may be exercised by CONTRACTOR giving to AKBN, not less than thirty (30) Days prior to the end of the Second Exploration Period, a written notice of: (i) its election to enter the Third Exploration Period and (ii) its commitment to perform the following Work Program during the Third Exploration Period:

Work Program		Minimum Expenditure in USD:
G&G		300.000
1 exploration well	3000 m	6.000.000
Total Commitment		**6.300.000**

One well in a minimum vertical depth of 3000 m, or until it reaches the Carbonates of the Eocene or Cretaceous, whichever first occurs.

4.1.4 If CONTRACTOR fails to timely complete a firm obligation for acquisition and processing of the requisite amount of 2D seismic data and/or for re-processing the existing seismic data, CONTRACTOR shall pay to AKBN a sum of U.S. Dollars _8333 for every line kilometer of new quality 2D seismic data not acquired and processed and U.S. Dollars 600 for every line kilometer of existing 2D seismic data not processed and shall thereby be relieved of the obligation to acquire and re-process the said seismic data; provided however, CONTRACTOR may, with AKBN approval, be relieved of the said monetary obligations for not acquiring and processing said data, and the corresponding seismic obligation, if such relief is considered by AKBN as justified on the technical grounds.

If CONTRACTOR fails to timely commence drilling of an obligatory Exploration Well, or after commencing the drilling of an obligatory Exploration Well abandons the well without having completed the well or without having met the Minimum Expenditure for that well, CONTRACTOR shall pay to AKBN the Minimum Expenditure in the case where the commencement of drilling did not occur, or the balance of the Minimum Expenditure in the case where the well was abandoned.

4.2 CONTRACTOR shall be entitled to recover any expenditure fulfilling its Work Program as Exploration Expenditures in the manner provided in Article VII.

4.3 Notwithstanding any other provision of this Contract, the First Exploration Period, the Second Exploration Period or the Third Exploration Period shall be automatically extended for the period of time necessary to allow for 1) completion of drilling or testing of a well and/or 2) evaluation of results from the drilling or testing of a well, provided, however, that such evaluation period may not exceed six (6) Months from and after the date the drilling or any testing ceases (by which date CONTRACTOR may continue to hold the relevant area by submitting a notice under Paragraph 6.4.1, Paragraph 6.4.2, or Paragraph 6.4.3 except for reasons of Force Majeure.

If CONTRACTOR, in compliance with Paragraphs 4.1.2 or 4.1.3 provisions does not decide to enter into any of Second Exploration Period or Third Exploration Period, CONTRACTOR shall be relieved of any work and expenditure obligations with respect to any such period not entered into, but CONTRACTOR shall have the right to proceed with the Appraisal of any potential Commercial Discovery resulting from any well drilled during the Exploration Period and the Exploration Period shall be automatically extended accordingly.

4.4 All wells committed by CONTRACTOR under this Article IV will be programmed to a bona fide objective and drilled in a workmanlike manner in accordance with Good International Petroleum Industry Practices.

4.5 At least three (3) Months prior to the beginning of each Calendar Year, or at such times as otherwise mutually agreed to by AKBN and CONTRACTOR, CONTRACTOR shall prepare an Exploration Work Program and Budget for the Contract Area setting forth the Exploration operations which CONTRACTOR plans to carry out during the ensuing Calendar Year.

During the Exploration Period, each such Work Program and Budget shall be at least sufficient to satisfy CONTRACTOR's minimum work obligations for the period it covers.

4.6 The Exploration Work Program and Budget, any Appraisal Plan and any Development Plan shall be reviewed by a joint committee to be established by AKBN and CONTRACTOR after the Effective Date of this Contract. This committee, hereinafter referred as the "Exploration Advisory Committee" shall consist of six (6) members, three (3) of whom shall be appointed by AKBN and three (3) by CONTRACTOR. The Chairman of the Exploration Advisory Committee shall be designated by AKBN from among the members appointed by it. The Exploration Advisory Committee will be installed within thirty (30) Days from the Effective Date and shall prepare and approve its own operating regulations in writing within thirty (30) Days from its installation. The Exploration Advisory Committee shall meet at least twice in each Calendar Year unless agreed upon by Operator and AKBN, and shall have the following functions and responsibilities under this Contract :a) to provide opportunity for and to encourage the exchange of information, views, ideas, and suggestions regarding the proposed Exploration Work Program and Budget(s) and results of Exploration Operations; (b) in case of a Discovery, to review CONTRACTOR's proposals for the Appraisal and possible Development of such Discovery; and (c) to foster cooperation between AKBN and CONTRACTOR towards implementation of this Contract in accordance with its terms.

CONTRACTOR shall be responsible for making necessary arrangements for the conduct of the Exploration Advisory Committee meetings. The reasonable and necessary cost of conducting Exploration Advisory Committee meetings (including, without limitation, the reasonable and necessary costs of the authorized representatives of AKBN and CONTRACTOR attending such meetings) shall be born and paid by CONTRACTOR on behalf of the AKBN as part of CONTRACTOR's cost recoverable Exploration Expenditures under this Contract.

Following review by the Exploration Advisory Committee, CONTRACTOR may make the appropriate revisions and submit the Exploration Work Program and Budget to AKBN , as it may have been revised.

Also the Exploration Advisory Committee shall monitor all Petroleum Operations.

4.7 It is further agreed that:

4.7.1 CONTRACTOR may revise or modify said Work Program and Budget as may be required for operational reasons or as a result of Exploration activities. These revised or modified Work Programs and Budgets will be subject to the procedure established in Paragraph 4.6.

4.7.2 In the event of emergencies involving danger or loss of lives or property or environmental damage CONTRACTOR may expend such additional unbudgeted amounts as may be required to alleviate such danger and shall inform AKBN of the circumstances. Such expenditures, subject to AKBN approval, shall be considered as Exploration Expenditures and shall be recovered pursuant to Article VII hereof.

4.8 CONTRACTOR shall supply AKBN, as soon as possible but not later than sixty (60) Days from the end of each Calendar Quarter, a statement of Exploration Activity, showing Exploration Expenditures made and incurred by CONTRACTOR during such Calendar Quarter. CONTRACTOR's records and supporting documents shall be available for inspection by AKBN at any time during regular working hours for three (3) Months from the date of receiving each statement.

Within three (3) Months from the date of receiving such statement, AKBN shall advise CONTRACTOR, in writing, with necessary supporting reasons, if it considers that:

4.8.1 Record of costs is not correct;

4.8.2 Costs of goods or services supplied are not in line with the international market prices for goods or services of similar quality supplied on similar terms prevailing at the time such goods or services were ordered;

4.8.3 Condition of the materials furnished by CONTRACTOR does not tally with their prices.

4.9 CONTRACTOR shall confer with AKBN in connection with objections made under Paragraph 4.8, and the Parties shall attempt to reach a settlement, which is mutually satisfactory. If, within the three (3) Month period, specified in Paragraph 4.8 above, AKBN has not objected to any item on a statement, such statement shall be deemed approved. Any items, which are not objected to within said three (3) Months shall be deemed approved.

4.10 Those costs to which AKBN has taken exception as provided in Paragraph 4.8 ("Suspended Costs") shall be included in the Statement of Cost Recovery and shall be cost recoverable, pending settlement or until the matter has been resolved according to the arbitration provisions of Article XXI of this Contract.

Suspended Costs that are subsequently agreed by AKBN and CONTRACTOR (or are determined by arbitration under Article XXI hereof) to be properly excluded from cost recovery under this Contract ("Rejected Costs") shall be borne and paid entirely by CONTRACTOR and shall not be cost recoverable.

Any reimbursement due to AKBN out of Cost Recovery Petroleum, as a result of a decision by arbitrators or by settlement after audit, shall be made in cash to AKBN within thirty (30) Days from the date of the decision or settlement.

4.11 On or as soon as possible after the Effective Date, AKBN shall make available for CONTRACTOR's use, copies of all seismic and other exploration data in AKBN's possession with respect to the Contract Area without cost to CONTRACTOR, excluding nominal gathering, preparation and reproduction costs, and thereafter shall timely provide to CONTRACTOR any such other data as and when obtained by AKBN. These data will be subject to restrictions on CONTRACTOR's disclosure of same as described in Paragraph 15.5.

4.12 OPERATOR

4.12.1 The CONTRACTOR shall select one of the entities comprising CONTRACTOR to act as Operator, which shall conduct the Petroleum Operations in the Contract Area in accordance with

the terms and conditions of this Contract and with good international petroleum practice.

4.12.2 DWM Petroleum AG is hereby appointed as Operator, as from the Effective Date.

4.12.3 The nomination of a successor Operator shall be subject to prior approval of AKBN, provided that such approval is required and only written notification has to be given if the successor Operator is an Affiliated Company.

ARTICLE V
RELINQUISHMENT

5.1 Mandatory Relinquishment:

5.1.1 If CONTRACTOR enters the Second Exploration Period or the Third Exploration Period, within one hundred eighty (180) days after the end of the previous Exploration Period CONTRACTOR will relinquish to AKBN twenty-five percent (25%) of the Contract Area less any portion of the Contract Area relinquished previously, subject to Paragraph 5.1.3 of this Contract.

5.1.2 At termination of the Exploration Period, CONTRACTOR shall relinquish to AKBN all of the remaining acreage of the Contract Area not then subject to a Discovery Area or a Development and Production Area.

5.1.3 Notwithstanding any other provision of this Contract, CONTRACTOR will not be required to relinquish areas included in a Discovery Area or in a Development and Production Area.

5.2 CONTRACTOR may voluntarily, at any time, relinquish all or part of the Contract Area; provided that, at the time of such voluntary relinquishment, its Exploration obligations for the then current period have been satisfied.

Any such voluntary relinquishments shall, at Contractor's discretion, be credited against future mandatory relinquishments.

5.3 Areas relinquished by CONTRACTOR under this Article V will revert automatically to AKBN and may be freely used or disposed of by AKBN. However, CONTRACTOR may continue using those operating facilities and installations it has constructed or it is constructing in those areas for the purpose of this Contract.

5.4 Areas relinquished by CONTRACTOR under this Article V will be in dimensions and shapes reasonably sufficient to enable the performance of hydrocarbon operations on them by AKBN or third parties, provided this does not interfere with CONTRACTOR's operations under this Contract.

5.5 Any relinquishment under this Article V shall be free of any income, transfer or related taxes, charges or fees.

5.6 Prior to relinquishing any portion of the Contract Area upon which Petroleum Operations have been conducted, CONTRACTOR shall take all reasonable steps to remedy any significant negative environmental impact directly caused by the Petroleum Operations, all to the extent required by legal requirements in effect on the Effective Date and abandon the Contract Area in conformity with an Abandonment Plan submitted to and duly approved by AKBN, which approval will not be unreasonably withheld or delayed.

5.7 Upon the date on which any relinquishment is due or is to take effect or upon the termination of this Contract, the CONTRACTOR shall have no further rights or obligations in regard to the relinquished area; nevertheless any liability hereunder imposed on the CONTRACTOR prior to said date shall continue to subsist from the date of termination of the Contract until AKBN has released CONTRACTOR in writing, which release shall not be unreasonably delayed or withheld.

5.8 No relinquishment shall relieve CONTRACTOR from its unfulfilled minimum commitments under Article IV and/or any other obligation accrued prior to such relinquishment.

ARTICLE VI
OPERATIONS AFTER DISCOVERY

6.1 Within fifteen (15) Days after a Date of Discovery is determined by CONTRACTOR, CONTRACTOR shall notify AKBN, in writing, of the Discovery and will provide AKBN with the results of the testing. Following a Discovery, CONTRACTOR may produce, transport and sell Petroleum on test, as permitted by AKBN. Such production shall be subject to Article VII.

6.2 Within sixty (60) days after the notice of Discovery under Paragraph 6.1, CONTRACTOR will notify AKBN in writing whether CONTRACTOR considers the Discovery to be worthy of Appraisal as a potential Commercial Discovery.

6.3 In case CONTRACTOR notifies AKBN under Paragraph 6.2 that it considers a Discovery to be worthy of Appraisal as a potential Commercial Discovery, CONTRACTOR shall promptly thereafter inform AKBN of its

Appraisal plans for the concerned Discovery and will undertake, as part of its Exploration program, the Appraisal of the Discovery by performing such works that, in the CONTRACTOR's opinion, may be necessary to determine whether such Discovery is worthy of being Developed commercially, taking into consideration all relevant technical and economic factors.

6.4 Within six (6) months after completion of the Appraisal, CONTRACTOR shall either:

6.4.1 Submit to AKBN a Development Plan for the purpose of declaring a Commercial Discovery; or

6.4.2 Notify AKBN that the Discovery could be commercial if other Discoveries are made and jointly Developed and exploited with it, or that CONTRACTOR proposes to do additional work in the Contract Area for that purpose; or

6.4.3 Notify AKBN that CONTRACTOR does not consider the Discovery to be potentially commercial.

6.5 A Development Plan submitted pursuant to Paragraph 6.4.1 above and as presented to the Exploration Advisory Committee, will be subject to the approval of AKBN, which approval shall not be unreasonably withheld and will be given within ninety (90) Days from receipt of the Development Plan or else shall be deemed to have been approved. CONTRACTOR shall then proceed to Develop the Discovery in accordance with the approved Development Plan.

6.6 In case of a notice by CONTRACTOR under Paragraph 6.4.2 above, CONTRACTOR shall present to Exploration Advisory Committee and submit in writing for AKBN approval, which approval shall not be unreasonably delayed or withheld, a plan containing a description of the additional works that CONTRACTOR considers necessary and the estimated schedule for said works, in accordance with Good International Petroleum Industry Practices. CONTRACTOR shall undertake, as part of its Exploration program, the performance of said additional works in accordance with the plan and schedule submitted to AKBN.

6.7 In case of a notice by CONTRACTOR under Paragraph 6.4.3 above, AKBN shall have the right to Develop and exploit the Discovery for its sole benefit and at its sole cost and risk, and CONTRACTOR will have no rights in such Discovery and will relinquish, in accordance with Good International Petroleum Industry Practices, the Discovery Area; however, CONTRACTOR's rights in the remainder of the Contract Area shall not be affected thereby.

6.8 Any Commercial Discovery may consist of one (1) Reservoir or a group of Reservoirs which, after Appraisal, is considered by CONTRACTOR worthy of being Developed commercially.

6.9 Within three (3) Months following a submission under Paragraph 6.4.1 of this Contract, CONTRACTOR shall provide AKBN with a report on the technical and economic factors considered in determining that the Discovery is worth being Developed commercially.

6.10 The Production period shall be twenty (20) Years for each field from its Date of Initial Commercial Production and based on the Petroleum Law may be extended, at CONTRACTOR's option, by five (5) additional Years, subject to approval by AKBN, which approval shall not be unreasonably withheld.

6.11 CONTRACTOR shall prepare a Development Work Program and Budget for the remainder of the Calendar Year in which the CONTRACTOR makes a submission pursuant to Paragraph 6.4.1 of this Contract, and shall submit it to AKBN for approval not later than ninety (90) Days after the date of such submission. On or before the fifteenth (15th) Day of October of each Calendar Year thereafter, CONTRACTOR shall prepare and submit to AKBN for approval a Development Work Program and Budget for the succeeding Calendar Year. Approval by AKBN shall not be unreasonably withheld and will be given within thirty (30) Days from receipt of each Development Work Program and Budget, absent which, approval shall be deemed to have been given. CONTRACTOR shall also submit to AKBN an annual Production schedule based on the provisions of Paragraph 7.15.

6.12 CONTRACTOR shall record the data relating to the quantities of Available Petroleum, water and other materials produced each Calendar Month under this Contract, showing the share of Profit Petroleum corresponding to each Party according to this Contract. These data will be submitted to AKBN and the relevant Albanian tax authorities on a Monthly basis. Daily or weekly statistics regarding the Production from the Contract Area shall be available at all reasonable times for examination by authorized representatives of AKBN.

6.13 CONTRACTOR shall render to AKBN, within sixty (60) Days from the end of each Calendar Quarter, a Statement of Development Activity, reflecting all charges and credits related to Development and Production for that Calendar Quarter ("Development Expenditures and Operating Expenses") summarized by appropriate classifications indicative of the nature thereof. This Statement shall be subject to audit by AKBN, as provided for in Paragraph 4.2 of Article I of the Accounting Procedure.

6.14 If it appears reasonable from reviews of technical data that a Discovery Area or a Development and Production Area could extend outside the Contract Area, the Parties shall meet to discuss cooperation among themselves and/or with any third party which may be involved in extending Exploration, Development or Production outside the Contract Area, but such discussions shall not interfere with CONTRACTOR continuing with the Appraisal, Development and Production of Petroleum from the portion of the Reservoir located in the Contract Area.

6.14.1 If it is proven by drilling outside the Contract Area that the Petroleum bearing strata in the Contract Area extends into another area or areas in respect of which another contract or license is in force or has been granted by AKBN, and recognized petroleum industry standards and practices necessitate that the entire field should be worked and developed as a unit, CONTRACTOR shall endeavour to co-operate with license holders in adjacent blocks in order to achieve the optimum technical and economical solution for the development of the entire field. If CONTRACTOR and the other license holders in the respective adjacent blocks cannot agree on a joint Development scheme or on the operatorship, or if AKBN considers that the proposed joint Development scheme is not in the national interest, AKBN may direct that all operations shall be conducted in accordance with a joint Development scheme.

6.14.2 The joint Development scheme shall be agreed to between CONTRACTOR and the third party license holding granted by AKBN who shall jointly submit the scheme for approval of AKBN. Failing agreement on a unit Development scheme between CONTRACTOR and the third party, or failing approval of AKBN, the unit Development scheme shall be the scheme prepared by an Expert. If CONTRACTOR finds the scheme prepared by the Expert unacceptable, CONTRACTOR shall have the right to request modification thereof or relinquish the Discovery Area.

6.14.3 If the Petroleum bearing strata in the Contract Area, considered by CONTRACTOR as a single Discovery Area or Development and Production Area, extends into another area or areas over which the Albanian Government has the jurisdiction and in respect of which no contract or license is in force nor is subject to a grant of rights by AKBN, then AKBN and CONTRACTOR shall use their respective best efforts to negotiate an agreement to enlarge the Contract Area accordingly and to provide for the proper Appraisal and Development of the Discovery. Such agreement shall include provisions that this Contract shall apply to the enlarged area. CONTRACTOR shall be allowed to carry out such Appraisal in the area concerned, as may be required to

delineate the area for enlargement. Before commencement of discussions on such agreement, CONTRACTOR shall be allowed to review any technical data relating to the area which is available to any agency of the Albanian Government.

6.14.4 In the event that the Petroleum-bearing strata referred to in Paragraph 6.14 extend into an area not forming part of the Contract Area and over which the Republic of Albania has no jurisdiction, the CONTRACTOR's Petroleum Operations shall be conducted in accordance with such of Albania's international obligations as may be applicable and AKBN shall undertake to negotiate with the competent agency of the foreign government having jurisdiction to agree upon a Unit Development Scheme, bearing in mind the interests of the CONTRACTOR. This Contract shall be amended to reflect the agreement reached between the two countries. If such amendment is unacceptable to CONTRACTOR, then CONTRACTOR shall have the right to request modification thereof or relinquish the Discovery Area in which the Petroleum-bearing strata are located.

6.15 CONTRACTOR may freely use for the Petroleum Operations hereunder Petroleum produced from the Contract Area, in accordance with Good International Petroleum Industry Practices.

6.16 Associated natural Gas from the Contract Area not used by CONTRACTOR for the Petroleum Operations and not subject to Article VIII of this Contract may be flared or re-injected at CONTRACTOR's option, unless AKBN requests CONTRACTOR, in writing, to deliver said associated natural Gas to AKBN at the field separators. This delivery to AKBN shall not interfere with CONTRACTOR's normal Petroleum Operations and schedule for Development. Any cost relating to CONTRACTOR's compliance with AKBN's request will be borne by AKBN.

ARTICLE VII
RECOVERY OF COSTS AND EXPENSES, PRODUCTION SHARING AND PROFIT PETROLEUM AND NON-RECOVERABLE COSTS

Cost Recovery Petroleum

7.1 The Contractor shall recover all costs and expenses under this Contract out of a portion of Available Petroleum, which is sometimes called as applicable "Cost Recovery Petroleum, Cost Recovery Crude Oil or Cost Recovery Gas". The portion of Available Petroleum that is Cost Recovery Petroleum is one hundred percent (100 %) after the Government Allocation, as described below in paragraph 7.7. CONTRACTOR shall be

entitled to take the Cost Recovery Petroleum in kind, freely export it, and dispose of it.

Recoverable costs and expenses in each Calendar Month shall be recovered first from Cost Recovery Crude oil, if any, and second from Cost recovery Gas, if any.

7.2 Costs and expenses under this Contract shall be recovered from Cost Recovery Petroleum in the following manner:

7.2.1 Exploration Expenditures, including the total of those accumulated prior to the Date of Initial Commercial Production, shall be recoverable in full, without amortization, commencing in: (i) the Calendar Month in which such Expenditures are incurred or (ii) the Calendar Month in which the Date of Initial Commercial Production or test or extended Production occurs, whichever Month comes later.

7.2.2 Development Expenditures, those accumulated prior to the Date of Initial Commercial Production shall be recoverable in full, without amortization, commencing in: (i) the Calendar Month in which such expenditures are incurred or (ii) the Calendar Month in which the Date of Initial Commercial Production occurs, whichever Month comes later. Development Expenditures must be reasonable, that is, in accordance with international Petroleum industry practices and market prices for services, equipment and materials of the same kind and quality, available at the time they are required under this Contract.

7.2.3 All Operating Expenses incurred after the Date of Commercial Discovery shall be recoverable in full, without amortization, commencing in: (i) the Calendar Month in which they are incurred, or (ii) the Calendar Month in which the Date of Initial Commercial Production occurs, whichever Month comes later. Operating Expenses must be reasonable, that is, in accordance with international Petroleum industry practices and market prices for services, equipment and materials of the same kind and quality, available at the time they are required under this Contract.

7.3 To the extent that, for any Calendar Quarter, the Statement of Cost Recovery shows unrecovered costs and expenses, such unrecovered amounts shall be carried forward in the said Statements for recovery in the next succeeding Calendar Quarter or Quarters until fully recovered.

7.4 Simultaneously with the approval of a Development Plan, AKBN and CONTRACTOR shall agree whether the AKBN's share of Profit Petroleum and Government Allocation will be lifted in Petroleum by AKBN or will be lifted and sold by Contractor on behalf of the AKBN and subsequently,

after having collected the proceeds from such sales, paid in cash to AKBN based on the valuation of Petroleum as per Article VII.

In case the Parties agree that the AKBN's share of Profit Petroleum shall be lifted in kind by AKBN, the agreement shall inter alias also contain provisions in respect of the allocation of different qualities of Petroleum and procedures for the lifting including under-and over lifting of AKBN's share.

7.5 Each Calendar Month CONTRACTOR shall take in kind at the Metering Point and dispose of all Cost Recovery Petroleum, plus its share of Profit Petroleum pursuant to Paragraph 7.6. Upon submission to AKBN of each Quarterly Statement of Cost Recovery, the Parties will make the appropriate adjustments pursuant to Paragraphs 7.3 and 7.4.

Profit Sharing - R Factor

7.6 With respect to each Calendar Month, all Available Petroleum remaining after deducting the Government Allocation and all recoverable costs and expenses under this Contract for that Calendar Month shall be Profit Petroleum and pursuant to Paragraph 7.5 herein above shall be taken in kind at the Metering Point and freely and separately disposed of by export or otherwise, and at their respective risk, cost, and expense by the AKBN and by CONTRACTOR, as applicable. The respective share, or percentage, of Profit Petroleum to which each of the AKBN and CONTRACTOR is entitled during a Calendar Month is determined as provided in this Paragraph 7.6.

7.6.1 The "R" Factor shall be used for purposes of determining the Parties' respective entitlement to Profit Petroleum and Government Allocation in each Calendar Month. "R" Factor shall mean and be calculated as the ratio of CONTRACTOR's cumulative receipts from the Effective Date until the end of the preceding Calendar Year to the CONTRACTOR's cumulative expenditures incurred from the Effective Date until the end of the preceding Calendar Year.

The cumulative receipts shall be the aggregate value, determined pursuant to Article VII and Annex D, of: (a) CONTRACTOR's share of Profit Petroleum plus (b) the Cost Recovery Petroleum, less all of CONTRACTOR's Albanian taxes as paid.

Said cumulative receipts shall be adjusted by an inflation factor based on the Consumer Price Index as published by the United States Department of Labor and calculated on an annual basis.

The cumulative expenditures shall be the aggregate amount of all costs, expenses, and expenditures previously incurred by CONTRACTOR under the Contract, whether as Development Expenditures, Exploration Expenditures, or Operating Expenses, or as a payment made under Article XXVII.

Said cumulative expenditures shall be adjusted by an inflation factor based on the Consumer Price Index as published by the United States Department of Labor and calculated on a monthly basis.

7.6.2 Subject to other provisions of this Contract, the percentage of Profit Petroleum that constitutes the respective shares of CONTRACTOR and AKBN is determined for each Calendar Month using the "R" Factor applicable to that Calendar Year (calculated as provided in Paragraph 7.6.1). CONTRACTOR's and AKBN's share of the Profit Petroleum, is shown in the following tables:

PROFIT PETROLEUM

R FACTOR	CONTRACTOR's SHARE	AKBN's SHARE
$0 < R \leq 1.5$	100 %	0 %
$1.5 < R \leq 2$	95 %	5 %
$2 < R \leq 2.5$	90 %	10 %
$2.5 < R$	85 %	15 %

It is acknowledged that CONTRACTOR's share of Profit Petroleum will be subject, during the term of this Contract, to a fifty percent (50%) Albanian profit tax rate to be paid in accordance with Article IX of this Contract. In the event the Development of a Discovery is determined to be economically marginal or has become marginal due to its exploitation, and additional tax incentives are required by CONTRACTOR in order to proceed with the Development, CONTRACTOR and AKBN will use their best efforts to obtain tax relief as needed by CONTRACTOR to develop the field as per Law No. 7811 dated April 12, 1994.

7.7 AKBN shall be entitled to a Government Allocation on production, which shall be equal to:

R FACTOR	GOVERNMENT ALLOCATION
$0 < R \leq 1.5$	10%

1.5 < R ≤ 2.0	12.5%
2.0 < R	15%

7.8 The percentages of Profit Petroleum to which the AKBN and CONTRACTOR are entitled apply to profit sharing Crude Oil and to profit sharing Gas.

7.9 Notwithstanding any provision of this Contract to the contrary, Average Daily Production shall not be determined until all pipelines, or parts thereof, required for the disposition of Petroleum either upstream or downstream of the Metering Point are filled and pressurized by the necessary amount of Petroleum ("Line Fill"). AKBN and CONTRACTOR shall agree in writing as to the time that the Line Fill may be disposed of and may be included in Average Daily Production.

7.10 Under this Contract, the following expenses shall not be recoverable:

a) costs incurred before the Effective Date as related to performance of a work obligation, unless approved by AKBN;

b) costs incurred beyond the Delivery Point;

c) donations or contributions unless approved by the AKBN;

d) any production bonuses paid to the AKBN pursuant to Article XXVII;

e) fines or penalties duly levied by an agency of the Albanian Government and paid by CONTRACTOR; and

f) interest expenses incurred by the Contractor with respect to bank loans in order to finance the Petroleum Operations.

7.11 **Crude Oil Pricing**

The value of Crude Oil taken in kind and disposed of by CONTRACTOR under this Contract during each Calendar Month, for all purposes of this Contract, will be the weighted average price actually received in freely convertible currency on F.O.B. point of export sales of Crude Oil from Albania under this Contract undertaken by CONTRACTOR. For this purpose, all Crude Oil sales contracts then currently in effect with non-Affiliated companies will be taken into account, but excluding barter agreements, and any spot sales not reasonably consistent with prevailing market prices for the Crude Oil. It is understood that, in the case of C.I.F. sales, appropriate deductions shall be made for transportation and insurance charges, actual or declared, whichever are lower, in order to calculate the F.O.B. price at the point of export. In no event shall any commission or marketing fee be deducted.

7.12 For the case in which, during any Calendar Month, there are no export sales by CONTRACTOR under Crude Oil sales contracts then currently in effect, AKBN and CONTRACTOR shall, prior to the Date of Initial Commercial Production, agree upon a basket of at least two (2) but no more than four (4) crude oils, quoted for pricing purposes and available for export at Mediterranean ports, that are comparable to the Available Crude Oil and that are freely traded in international markets (the "Basket"). The value of the Cost Recovery Crude Oil shall be the average price of the Basket for any Calendar Month in which such export sales are not made as determined from the prices of the crude oil in the Basket as published by Platt's Oilgram Price Report for World Crude Oil Prices, "Short Term Contract/Spot" column for transactions concluded in such Calendar Month. It is understood that the following principles will apply with respect to the Basket:

7.12.1 The crude oils to be included in the Basket as comparable to the Available Crude Oil shall be those which shall differ no more than four (4) degrees API greater or less than such Crude Oil, and the sulfur content thereof shall be no greater than one percent (1%) more than that of such Crude Oil.

7.12.2 The price of the Basket shall be adjusted as follows: (i) by one and one-half United States Cents (U.S.$0.015) per Barrel for each full one-tenth (1/10th) of API degree by which the Crude Oil is above or below the arithmetic average of the API gravity of the Basket; (ii) by five United States Cents (U.S.$0.05) per Barrel for each full one-tenth of one percent (0.1%) by which the sulfur content of the Crude Oil is above or below the arithmetic average of the sulfur content of the Basket; and (iii) by the difference between the freight rate for the transport of the Crude Oil from the point of export to Lavera, France, and the arithmetic average of the

freight rate for the Basket for the transport of the crude oils in the Basket from their usual F.O.B. point of origin to Lavera, France. If the arithmetic average freight rate of the Basket is higher, this difference will be added to the price of the Basket. If the arithmetic average freight rate of the Basket is lower, this difference will be subtracted from the price of the Basket. For this purpose, the "freight rate" shall be defined as the "Average Freight Rate Assessment" (AFRA) rate quotation for LR2 size vessels as published for such Calendar Month multiplied by: (a) the then applicable WORLDSCALE flat rate for Crude Oil transportation from the point of export to Lavera, France and (b) the arithmetic average of the then applicable WORLDSCALE flat rate for the crude oils in the Basket from their usual F.O.B port of export to Lavera, France.

7.12.3 Should said publication or any adequate succeeding publication cease to be published, AKBN and CONTRACTOR must agree in writing on a substitute publication. In case there is no publication which may be used as a basis, the Parties will agree in writing on the procedure to be followed to fix the Basket.

7.12.4 In the event that, in the future, the price of one or more of the crude oils which make up the Basket is quoted in a currency other than Dollars, said price will be converted into Dollars at the average buying rate of exchange rates for that currency quoted by Citibank, London, at the close of business on each relevant day.

7.12.5 The Basket may be revised periodically, if required, by written agreement between AKBN and CONTRACTOR to reflect any change in the quality of the Crude Oil produced from the Contract Area.

7.12.6 In the absence of a quotation of one (1) or more of the agreed crude oils in the Basket, AKBN and CONTRACTOR shall meet to agree on the replacement crude oil.

7.13 In the event AKBN and CONTRACTOR have been unable to determine the Basket for the purposes of Paragraph 7.12 within thirty (30) Days after the end of the relevant Calendar Month, each shall, within thirty (30) Days thereafter, nominate an Expert in crude oil pricing. These two (2) Experts shall, within a further thirty (30) Days, agree upon a third Expert in crude oil pricing, whereupon these three (3) Experts shall, as soon as possible, attempt to determine the Basket in accordance with the general principles set out in Paragraph 7.12 above. If either AKBN or CONTRACTOR defaults in appointing its Expert as aforesaid, the other Party shall have the right to apply to the International Chamber of Commerce in Paris, France, to appoint an Expert to act for the defaulting Party.

Should these two (2) Experts be unable to agree upon a third, a neutral Expert shall also be appointed by the International Chamber of Commerce in Paris, France. The determination on the Basket shall be made no later than sixty (60) Days after the appointment of the third Expert. The determination by the three (3) appointed Experts shall be taken by their majority vote and shall be binding and final for AKBN and CONTRACTOR. The costs and expenditures of the experts shall be charged equally to AKBN and CONTRACTOR.

7.14 Pending mutual agreement under Paragraph 7.12, or Expert determination under Paragraph 7.13, the Basket used shall be the last Basket determined pursuant to Paragraphs 7.12 or 7.13, whichever is the latest, and once an agreement has been reached under Paragraph 7.12, or a determination by Experts has been made under Paragraph 7.13, appropriate adjustments will be made (and any appropriate payments pursuant to the determination will be made) within thirty (30) Days after the date of said agreement or Expert determination to place the Parties in the same position they would have been in had they agreed on the Basket, or had the Experts' Basket been in effect during the period in question.

7.15 No later than sixty (60) Days prior to the Date of Initial Commercial Production and thereafter at the beginning of each Calendar Quarter, the CONTRACTOR shall prepare and furnish to AKBN a production forecast setting out the total quantity of Available Petroleum that is estimated can be produced from the Contract Area in each of the next four (4) Calendar Quarters based on the production rate designed to maximize the ultimate recovery of Petroleum (Maximum Efficient Rate) from the Contract Area in accordance with practices generally accepted in the international Petroleum industry. CONTRACTOR shall give due consideration to any comments or recommendations made by AKBN representatives in respect of such forecast. CONTRACTOR shall endeavor to produce each Calendar Quarter the forecasted quantity.

7.16 CONTRACTOR shall have the right to separately take in kind and export all Cost Recovery Petroleum and Profit Petroleum to which it is entitled under this Contract. CONTRACTOR shall have the right to freely transmit or retain outside Albania all proceeds acquired by it, including the proceeds from the sale of its share of Cost Recovery and Profit Petroleum, whether such sales are in Albania or of Petroleum exported by CONTRACTOR.

7.17 At a reasonable time, prior to the Date of Initial Commercial Production, and from time to time as required thereafter, AKBN and CONTRACTOR shall meet and agree upon a procedure for scheduling liftings of Petroleum at the Metering Point. No Party shall either gain or lose as a result of any liftings under such schedule. Liftings by CONTRACTOR are deemed to

consist firstly of CONTRACTOR's full entitlement of Cost Recovery Petroleum, in order that cost recovery may proceed in accordance with this Contract, and the remainder of such liftings is deemed to consist of Profit Petroleum.

ARTICLE VIII
GAS

8.1 If Gas (as defined in Paragraph 1.43) is Produced or becomes producible for sale from the Contract Area, AKBN and CONTRACTOR shall consider all possible economic alternatives for its use and decide jointly on the best alternative for AKBN and CONTRACTOR. In this case, the provisions of this Article VIII and Annex "D" will apply.

8.2 If CONTRACTOR makes a Discovery of Gas, the procedures of Article VI shall apply and be followed, subject to the following. If there is any Discovery of Gas which CONTRACTOR considers could be a Commercial Discovery, and there is a lack of or inadequacy of an available commercially viable market for the Gas reserves thereof, this Contract shall be suspended as to such Gas Discovery during the period of time in which Development of the Gas reserves has not commenced, provided that this period cannot exceed five (5) Years from the date of the pertinent Discovery of Gas ("Gas Suspension Period"). During the Gas Suspension Period for such Discovery, the Parties shall use their reasonable, good faith efforts to investigate and consider the markets which could be Developed commercially for such Gas reserves and also consider whether mutually agreeable modifications or actions could be taken to result in it being a Commercial Discovery. During any Gas Suspension Period under this Paragraph 8.2, the portion of the Contract Area comprising the geological feature that contains the Gas reserves of the Discovery ("Gas Suspended Area") shall be determined by CONTRACTOR, subject to AKBN approval, and shall not be subject to mandatory relinquishment pursuant to Article V hereof, nor any other provision of this Contract, including without limitation, expiration of the Exploration Period. As soon as Development of the Gas Suspended Area has commenced, the Gas Suspension Period will terminate and the pertinent provisions of Article VI will apply. It is understood that, in case Development of the Gas Suspended Area has not commenced during the Gas Suspension Period, CONTRACTOR shall relinquish the Gas Suspended Area.

8.3 Should the price publications referred to in Article VII and Annex "D" fail to publish or fail to reflect the actual market conditions and/or prices, Crude Oil and product quotations will be taken from those tables published in another publication that continues to be published, adjusted as the Parties agree, so as to most nearly approximate the results which

would have been used if such failure had not occurred. If such publications cease publication, the Parties will agree on other price reference sources.

8.4 Should any price reference source referred to either in Article VII or in Annex "D" publish a retroactive change, either upwards or downwards, for any Crude Oil or product price that is referred to either in Article VII or in Annex "D", the effect of such change in calculating prices for any Calendar Month will be limited to the Month prior to the Month of publication of such retroactive change.

ARTICLE IX
ALBANIAN TAXES

9.1 Each of the entities comprising CONTRACTOR, as may result during the term of this Contract, is subject to the payment of profit tax in Albania, in accordance with Albanian law and the provisions of this Article IX, at the rate of fifty percent (50%) applicable on its share of Profit Petroleum. Cost Recovery Petroleum, or the proceeds from the sale or disposition thereof, shall not be subject to taxation in Albania.

During the term of this Contract each entity comprising CONTRACTOR separately shall be subject to the profit tax in accordance with Law No 7811 dated 12/04/94 *"On the Fiscal System in the Petroleum Sector (Exploration and Production)"* and shall comply with the requirements thereof.

9.2 The profit sharing percentages agreed upon under Paragraph 7.6 of this Contract have been established, taking into consideration that the entities comprising CONTRACTOR shall be subject to an Albanian profit tax of fifty percent (50%). Therefore, the Parties agree that the profit tax rate of fifty percent (50%) will be fixed for the entire term of this Contract, unless such rate is decreased pursuant to Article 1, subsection (3), of Law No 7811 dated 12/04/94 *"On the Fiscal System in the Petroleum Sector (Exploration and Production)"* or other Albanian law or regulation.

9.3 In the unlikely event that the profit tax rate referred to in Paragraph 9.2 is increased in spite of Law No 7811 dated 12/04/94 *"On the Fiscal System in the Petroleum Sector (Exploration and Production)"*, and the provisions hereof, the profit sharing percentages established under Paragraph 7.6 will be deemed to be automatically modified accordingly in order to maintain the economic equilibrium of this Contract so that CONTRACTOR shall receive the same share of Profit Petroleum as if the profit tax rate had remained at fifty percent (50%) (as the same may be reduced pursuant to Paragraph 9.2 above).

9.4 If during execution of this Contract CONTRACTOR may be comprised of more than one entity, the Albanian profit tax of each of the entities comprising CONTRACTOR will be paid in kind or in cash to the relevant Albanian Government authority, as advised by AKBN, in accordance with the applicable Albanian laws and regulations and the following procedure:

9.4.1 At least one hundred and twenty (120) Days before the Date of Initial Commercial Production, AKBN will notify CONTRACTOR in writing whether the entities comprising CONTRACTOR shall pay Albanian profit tax in kind or in cash for the remainder of the then current Calendar Year. Thereafter, AKBN shall annually notify CONTRACTOR in writing, no later than October 1st, of each Calendar Year, whether the entities comprising CONTRACTOR shall pay Albanian profit tax for the immediately following Calendar Year in kind or in cash. Should AKBN fail to notify CONTRACTOR as required by, and, within the term specified in, this Paragraph 9.4.1, the entities comprising CONTRACTOR will make the payments for the relevant period in cash.

9.4.2 Each of the entities comprising CONTRACTOR shall pay Albanian profit tax for each Calendar Year, whether in cash or in kind (as determined under Paragraph 9.4.1) within sixty (60) Days from the presentation to AKBN of the Statement of Cost Recovery for the relevant Calendar Year, as required by Article III of the Accounting Procedure.

9.4.3 When required to make payments in kind, the aforesaid entities will each pay its Albanian profit tax in kind to AKBN at the Metering Point, and AKBN will transfer this payment to the appropriate authorities in Albania. AKBN shall obtain and furnish each of the entities comprising CONTRACTOR with official tax receipts from the appropriate Albanian authorities showing that Albanian profit tax has been paid by them in a timely manner.

9.4.4 For purposes of calculating the monetary value of the amount of Petroleum delivered to AKBN by the CONTRACTOR for payment of the Albanian profit tax and the amount of profit tax payments in cash, as the case may be, for any Calendar Year, the value of Crude Oil shall be the weighted average price for said Calendar Year determined in accordance with Paragraph 7.11 or Paragraph 7.12, as the case may be, and the value of Gas shall be the weighted average price for said Calendar Quarter determined in accordance with Sections 2 or 3, as the case may be, of Annex "D".

9.4.5 If both Crude oil and Gas are Produced from the Contract Area, Albanian profit tax payments in kind will be made from both Crude oil and Gas in the same proportion as their Average Daily Production rates in BPD.

9.5 Other than the Albanian profit tax as described above, each entity comprising CONTRACTOR, their respective Affiliated Companies, subcontractors and expatriate personnel shall be exempt from Albanian taxes, duties, fees, charges and levies of any nature whatsoever, including without limitation, value added taxes in accordance with the VAT Law and excise taxes in accordance with the Excise Tax Law, payable to Albania, with respect to all activities relating to the Petroleum Operations. This exemption does not include normal port, warehouse and postal charges and other similar customary charges of general application for actual services rendered.

9.6 CONTRACTOR shall comply with the requirements of Albanian laws with respect to the filing of returns, the assessment of taxes and the keeping for review by authorized persons of books of accounts and records.

ARTICLE X
OFFICE AND SERVICE OF NOTICE

10.1 CONTRACTOR shall maintain an office in Albania at which notices shall be validly served.

10.2 All matters and notices which are left in writing at the office of the Party concerned or which are received by such Party when delivered personally or sent by facsimile transmission at its main office in Albania shall be deemed to be validly served.

ARTICLE XI
SAVING OF PETROLEUM AND PREVENTION OF LOSS

11.1 CONTRACTOR shall take all proper measures, according to generally accepted methods in use in the international petroleum industry, to prevent loss or waste of Petroleum above or under the ground during drilling, Producing, gathering and distributing or storage operations.

11.2 Upon completion of the drilling of a productive well, CONTRACTOR shall inform AKBN of the time when the well will be tested and the Production rate, when results are determined.

ARTICLE XII
CUSTOMS EXEMPTIONS

12.1 CONTRACTOR and its subcontractors engaged in carrying out operations under this Contract shall be permitted to import, and shall be exempt from Customs Duties, import license and other permits and fees (with the exception of normal port and warehouse charges of general application in Albania for actual services rendered to CONTRACTOR) with respect to the importation of equipment, machinery, materials, including, but not limited to, consumable items, moveable property, and spare parts for any of the above, to be used in carrying out operations under this Contract. For this purpose, CONTRACTOR and its subcontractors shall be exempt from any prohibition, limitation and restriction of import, and country of origin. CONTRACTOR shall follow procedural steps lawfully prescribed by the Albanian General Customs Directorate that are necessary for the purpose of implementing the import permissions and Custom Duties exemptions granted to CONTRACTOR under this Paragraph 12.1.

12.2 Each expatriate employee of CONTRACTOR and its subcontractors shall be permitted to import and shall be exempted from all customs duties, import license and other permits and fees (with the exception of normal port and warehouse charges of general application in Albania for actual services rendered to them) with respect to the reasonable importation of articles of personal use, provided, however, that such properties are imported for the sole use of the employee and his family.

12.3 The exemption provided in Paragraph 12.1 shall not apply to any imported items when items of the same or substantially the same kind and quality are manufactured locally and are available for purchase and timely delivery in Albania at a price not higher than the cost of the imported items before Customs Duties, but after transportation and insurance costs have been added.

12.4 Subject to AKBN approval as to any items for which there has been cost recovery, any of the items imported into Albania, either exempt or nonexempt from customs duties under this Article, which have not been sold to third parties in Albania in accordance with Paragraph 12.5, may be exported by the importing party, at any time after notification to the Customs Office, without the payment of any tax, export duty, right or impost.

12.5 Subject to AKBN approval as to any items for which there has been cost recovery, new or used, but serviceable, material, equipment and goods used in operations hereunder by CONTRACTOR and household goods, items and personal effects which belong to the personnel of CONTRACTOR and its subcontractors may be sold within Albania; provided that the purchasers shall pay the applicable customs duties, if

any, to the Customs Office, except if sold to AKBN or any other entity which is enjoying similar exemption as CONTRACTOR.

12.6 Subject to AKBN approval as to any items for which there has been cost recovery, material, equipment and goods damaged or used as to be unserviceable and which are classified by CONTRACTOR as scrap or as junk may be sold as scrap or junked without payment of customs duties by CONTRACTOR and its subcontractors.

12.7 In the event of such sale under Paragraphs 12.5 (except household goods, items and personal effects owned by the employees of CONTRACTOR and its subcontractors) and 12.6 above, the proceeds from such sales shall be divided in the following manner: CONTRACTOR shall be entitled to receive the proceeds, which proceeds (Net of customs duties), when received, shall reduce the unrecovered cost, if any, which CONTRACTOR is entitled to recover pursuant to Article VII hereof. If no costs remain to be recovered by CONTRACTOR, then the entire proceeds (net of Customs Duties) of such sale, if any, shall be paid to AKBN.

12.8 CONTRACTOR shall require no license and shall be exempted from any duty, tax, fee or any other financial impost in respect of the export of Petroleum from Albania.

12.9 AKBN will cooperate with CONTRACTOR in order to facilitate the import and export operations, including the pertinent clearance procedures, under this Contract.

ARTICLE XIII
BOOKS OF ACCOUNT, ACCOUNTING AND PAYMENT

13.1 CONTRACTOR shall maintain at its business offices in Albania books of account in accordance with accounting practices required under Albanian Law, the Accounting Procedure and accounting practices generally used in the international petroleum industry and such other books and records as may be necessary to show the work performed under this Contract, including the amount of all Available Petroleum. CONTRACTOR shall keep its books of account and accounting records in Dollars and Albanian Leke.

In the event of any arbitration proceedings under Article XXI of this Contract, which involve CONTRACTOR's Albanian books of account, those books of account maintained in accordance with the accounting procedure and international petroleum industry practices shall prevail over inconsistent portions of the books of account maintained in accordance with Albanian law.

13.2 All Dollar expenditures shall be recorded in CONTRACTOR's books in the amount expended. All Albanian currency expenditures shall be translated into Dollars at the official buying rate of exchange quoted by the Bank of Albania on the Day the relevant expenditure is paid. All other non-Dollar expenditures shall be translated into Dollars at the rate for buying Dollars with such currency as quoted by the Citibank, London, England, at 12:00 noon, London time, on the Day the relevant expenditure is made, and if this is not a banking Day in London, on the next succeeding banking Day. A record shall be kept of the exchange rates used in translating Albanian currency or other non-Dollar expenditures to Dollars. CONTRACTOR shall also be permitted to maintain and freely use Dollar bank accounts outside Albania and in Albania for purposes of its operations under this Contract.

13.3 The aforesaid books of account and other books and records referred to above shall be kept in English and Albanian Language and be available at all reasonable times for inspection by duly authorized representatives of AKBN and Albanian tax authorities.

ARTICLE XIV
RESPONSIBILITY FOR DAMAGES

14.1 CONTRACTOR shall exercise reasonable skill, care and diligence in the discharge of its obligations under this Contract, but its liability to AKBN arising out of the performance or non-performance by CONTRACTOR shall be limited to cases of any demonstrated negligence on the part of CONTRACTOR.

14.2 In case of any damage for which CONTRACTOR is responsible under this Article XIV, CONTRACTOR shall endeavor to promptly and diligently take the necessary measures, in accordance with Good International Petroleum Industry Practices, to mitigate the damage and to restore normal operations. CONTRACTOR will pay the appropriate compensatory damages for which it is finally declared responsible.

14.3 CONTRACTOR shall in no event be liable for consequential damages, that is, damages which are not a direct and immediate result of CONTRACTOR's acts or failure to act, including loss of Production or loss of profits.

14.4 CONTRACTOR shall, as part of Petroleum Operations, maintain insurance which a reasonable and prudent operator in the Petroleum industry would maintain in connection with its operations, including insurance of assets to which ownership has passed to AKBN under Article XXIII of this Contract. However, CONTRACTOR shall be under no obligation to maintain insurance in respect of assets to which ownership

has passed to AKBN as aforesaid where such assets have ceased to be used by CONTRACTOR in Petroleum Operations.

ARTICLE XV
RECORDS, REPORTS AND INSPECTION

15.1 CONTRACTOR shall prepare and, at all times while this Contract is in force, maintain accurate and current records of its Petroleum Operations hereunder. CONTRACTOR shall furnish AKBN or its representatives information and data concerning its Petroleum Operations in Albania under this Contract.

15.2 Unless otherwise agreed to by AKBN, in case of exporting any rock samples outside Albania for analysis abroad, samples equivalent in size and quality, shall be kept by CONTRACTOR in Albania.

15.3 Originals of technical data records can be exported by CONTRACTOR for analysis abroad; provided, however, that magnetic tapes and any other data which must be processed or analyzed outside Albania may be exported if a monitor or a comparable record is maintained in Albania by CONTRACTOR.

15.4 CONTRACTOR shall permit AKBN, through its duly authorized representatives or employees, to have full and complete access to the Contract Area, at all reasonable times, with the right to observe the operations being conducted and to inspect all records and data kept by CONTRACTOR. AKBN's representatives in exercising this right under the preceding sentence of this Paragraph 15.4 shall take care that the Petroleum Operations are not hindered or delayed.

15.5 CONTRACTOR shall supply AKBN on a current basis with copies of all technical data records (including, but not limited to, seismic field tapes, geological and geophysical reports, logs and well surveys, information and interpretation thereof), which are available to CONTRACTOR, including sample tests, related to Petroleum Operations under this Contract. All such data shall be deemed to be strictly confidential and shall not be divulged by AKBN, except to other government authorities, without the consent of CONTRACTOR nor by CONTRACTOR, except to Affiliated Companies, professional consultants, banks or financial institutions from whom the CONTRACTOR or any entity comprising Contractor is seeking or obtaining finance and third parties who may be interested in acquiring an interest in this Contract (provided always that such Affiliated Companies, consultants, banks, financial institutions and third parties are bound by a strict undertaking of confidentiality), or to the extent required by any stock exchange on which the shares of the CONTRACTOR or any entity comprising Contractor or an Affiliated Company of CONTRACTOR

or any entity comprising Contractor are quoted, with prior notification to AKBN, while this Contract remains in force. Should this Contract be terminated in the First Exploration Period or any subsequent Exploration Period, CONTRACTOR shall be bound not to divulge, except to Affiliated Companies, the data and information obtained by it and not to relinquish them in any manner whatsoever during at least five (5) years from the Termination of this Contract. The confidentiality undertaking by AKBN does not include data on areas relinquished by CONTRACTOR, data which can be delivered to third parties provided that the recipients of such data agree to use them only to determine the possibility of entering into a contract for that area with AKBN and to maintain the data confidential.

ARTICLE XVI
EMPLOYMENT RIGHTS AND TRAINING OF ALBANIAN PERSONNEL

16.1 It is the desire of the Parties that Petroleum Operations hereunder be conducted in a businesslike and efficient manner; therefore, AKBN agrees that:

16.1.1 The expatriate administrative, professional and technical personnel employed by CONTRACTOR, and the personnel of its subcontractors for the conduct of the Petroleum Operations hereunder, shall be granted residency and permission to work in Albania.

16.1.2 Expatriate administrative, professional and technical personnel employed by CONTRACTOR shall be paid for their services in accordance with CONTRACTOR's policies applicable to said personnel, which will be consistent with international petroleum industry practices.

16.2 CONTRACTOR shall be free to select its employees and determine the number thereof to be used for Petroleum Operations hereunder in accordance with international petroleum industry practices. Without prejudice to the foregoing, it is agreed that:

16.2.1 Taking into account CONTRACTOR's operational requirements under this Contract, CONTRACTOR shall employ Albanian personnel if their professional skills, knowledge and experience are adequate to CONTRACTOR's requirements. CONTRACTOR shall reasonably cause its subcontractors to follow this procedure.

16.2.2 During Production, CONTRACTOR will gradually replace its non-executive expatriate personnel by qualified Albanian personnel, as available.

16.2.3 If, pursuant to applicable Albanian law, CONTRACTOR is required to withhold any taxes, social security payments and/or health insurance payments from wages paid to its Albanian employees or subcontractors or to perform all or some of social security and health insurance payments for its Albanian employees, CONTRACTOR will comply with such requirements and, where applicable, remit such taxes and payments to the appropriate authorities of the Albanian Government.

16.3 CONTRACTOR will prepare and carry out training programs for its Albanian employees engaged in Petroleum Operations hereunder with respect to applicable aspects of the Petroleum industry.

16.4 CONTRACTOR shall cooperate with AKBN's training programs as follows:

16.4.1 Within thirty (30) Days from the commencement of each Contract Year CONTRACTOR shall pay to AKBN One hundred thousand US Dollars (US$100,000) per Contractual year during the Exploration Period, to be used for:

a) the purchase for the AKBN of advanced technical literature, data, software, hardware and scientific instruments;

b) the sending of AKBN employees to selected courses in the fields of petroleum science, engineering and management; and

c) the coverage by the AKBN of certain administrative expenditures related to this Contract implementation.

In the event these periods do not start at the beginning or terminate at the end of a full Contract Year, such amount will be prorated accordingly.

16.5 All costs and expenses incurred by CONTRACTOR related to training programs for Albanian employees, shall be recovered by CONTRACTOR under Article VII hereof as Exploration Expenditures.

ARTICLE XVII
LOCAL CONTRACTOR AND LOCALLY MANUFACTURED MATERIAL

CONTRACTOR and its subcontractors shall:

17.1 Give priority to local contractors as long as their prices and the quality and availability of their performance are comparable with international prices and performance.

17.2 Give preference to locally manufactured materials, equipment, machinery and consumables, so long as their price, quality and time of delivery are comparable to internationally available materials, equipment, machinery and consumables. For purposes of price comparison, the cost of imported items will exclude custom duties, but will include transportation and insurance costs.

17.3 Submit for competitive bidding in accordance with Operator's policy, any contract with an estimated value in excess of two million dollars ($2,000,000).

ARTICLE XVIII
LAWS AND REGULATIONS

18.1 This Contract shall be governed and interpreted in accordance with the laws of Albania to the extent they are applicable with due recognition of internationally accepted laws. CONTRACTOR shall be subject to all laws and regulations of local application in force in Albania, as specified in this Article XVIII.

18.2 The rights and obligations of AKBN and CONTRACTOR under and for the effective term of this Contract shall be governed by and in accordance with the provisions of this Contract and can only be altered or amended by the mutual written agreement of the Parties.

18.3 The subcontractors of CONTRACTOR shall be subject to the provisions of this Contract applicable to them, and they shall also be subject to all laws and regulations of local application and their amendments.

18.4 In the event that any new provisions or changes or amendments to Albanian laws or regulations, or any changes in the interpretation thereof, impose on CONTRACTOR or its subcontractors new or higher tributes, taxes, duties, rights, payments or any other obligations, with respect to those expressly considered applicable to CONTRACTOR or its subcontractors under the terms of this Contract, Parties agree to amend the Contract that the profit sharing percentages established under Paragraph 7.6 be adjusted accordingly to maintain the economic equilibrium of this Contract, by allowing CONTRACTOR to receive the same net share of profit sharing Petroleum as if no changes or amendments had occurred.

18.5 Should the nature of the new provisions, changes, amendments or interpretation referred to above make it impracticable to modify the profit sharing percentages referred to in Paragraph 7.6, AKBN and CONTRACTOR may agree on a different method to compensate CONTRACTOR for the additional burden imposed on CONTRACTOR provided this alternate method maintains the economic equilibrium of this Contract as if no changes or amendments had occurred.

18.6 In order to determine the profit sharing percentage adjustment or the alternate method to compensate CONTRACTOR referred to above, AKBN and CONTRACTOR will meet within thirty (30) Days from the date on which the changes or amendments have occurred and any adjustment to the profit sharing percentages established under Paragraph 7.6 or the alternate method of compensation to CONTRACTOR will be effective retroactively as from the date of the event that motivated the adjustment.

ARTICLE XIX
ASSIGNMENT

19.1 CONTRACTOR, or the entities comprising CONTRACTOR, may not sell, assign, nor otherwise transfer to any person, firm or corporation not a Party hereto, in whole or in part, any of its Participating Interest nor any other rights, privileges, duties or obligations under this Contract without the written consent of the AKBN, except to an Affiliated Company.

Any such permitted sale, assignment or other transfer without necessary consent shall require the transferring party to utilize its best efforts to protect the interests of the other Parties.

CONTRACTOR or any entity comprising CONTRACTOR shall be free to sell, assign, or otherwise transfer all or any part of its interest under this Contract to an Affiliated Company and shall notify the AKBN thereof.

19.2 In the event that CONTRACTOR or any entity comprising Contractor wishes to sell, assign, or otherwise transfer in whole or in part, any of its interest hereunder other than as permitted above without consent, the written consent thereto of the other Party shall not be unreasonably withheld. Any purported sale, assignment or other transfer without such consent shall be void.

19.3 Any assignment made pursuant to the provisions of this Article shall be free of any income, transfer or related taxes, charges or fees. The instrument of assignment must contain provisions stating precisely that the assignee is bound by all covenants contained in this Contract and any modifications or additions that up to such time may have been made. Where AKBN's consent is required, a draft of such instruments of

assignment shall be submitted to AKBN for review and approval before being formally executed.

ARTICLE XX
FORCE MAJEURE

20.1 The nonperformance or delay in performance by AKBN and CONTRACTOR, or either of them, of any obligation under this Contract shall be excused if and to the extent that such nonperformance or delay is caused by Force Majeure. The period of such nonperformance or delay, together with such period as may be necessary for the restoration of any damage done during such delay, shall be added to the time given in this Contract for the performance of such obligations dependent thereon and to the term of this Contract.

Any Party claiming Force Majeure hereunder shall notify the other Party as soon as possible after occurrence of the event with reasonable particulars thereof.

20.2 If the Force Majeure event occurs during the First Exploration Period, or any subsequent Exploration Period thereof, and continues in effect for a period of two (2) years, CONTRACTOR shall have the option, upon ninety (90) days' prior written notice to AKBN, to terminate this Contract without further liabilities of any kind.

ARTICLE XXI
DISPUTES AND ARBITRATION

21.1 Any dispute, controversy, claim or difference of opinion, arising out of or relating to this Contract or the breach, termination or validity thereof, or to the Petroleum Operations carried out hereunder, shall be finally and conclusively settled by arbitration in accordance with the UNCITRAL Arbitration Rules ("Rules").

21.2 With respect to the foregoing, the appointing authority under the Rules shall be the President of the Court of International Arbitration of the International Chamber of Commerce in Paris, France.

21.3 The number of arbitrators shall be three. The Party instituting the arbitration shall appoint one arbitrator and the Party responding shall appoint another arbitrator, and upon failure of such responding Party to so appoint an arbitrator within thirty (30) days the Party instituting the arbitration may request the appointing authority to appoint such second arbitrator in accordance with the Rules. The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal.

21.4 If, within thirty (30) days of appointment of the second arbitrator to be appointed, the two (2) appointed arbitrators cannot agree upon the third arbitrator, either Party may request the appointing authority to appoint the third arbitrator.

21.5 The arbitration shall take place in Zurich, Switzerland. The language to be used in the arbitration proceedings shall be English. The Parties expressly waive any right to appeal an arbitral award to any court whatsoever, and the arbitral award shall be final and binding upon the Parties.

21.6 The arbitral award shall contain the reasons upon which the award is based and an award of costs.

21.7 The right to arbitrate under this Article XXI shall survive the termination of this Contract.

21.8 AKBN expressly waives any right to claim sovereign immunity in connection with any proceeding instituted pursuant to this Article XXI, any proceeding to compel enforcement of this Article XXI, or any proceeding to enforce any award made by arbitration under this Article XXI.

21.9 Judgment on the award rendered may be entered in any Court having jurisdiction or application may be made to such Court for a judicial acceptance of the award and an order of enforcement, as the case may be.

21.10 Except as provided in Paragraph 7.13, any matter in dispute between AKBN and CONTRACTOR which in terms of this Contract is to be referred to an Expert, shall be referred for determination by a sole expert. The Expert shall be given terms of reference, which shall be mutually agreed between the Parties. The Expert shall be appointed by agreement between AKBN and CONTRACTOR. If AKBN and CONTRACTOR fail to appoint the expert within thirty (30) days after agreement on the terms of reference has been reached, either Party may apply to the International Chamber of Commerce Centre for Technical Expertise, Paris, France, for appointment of an expert in accordance with its Rules. The Expert shall make his determination in accordance with the provisions contained herein based on the best evidence available to him. Representatives of AKBN and CONTRACTOR shall have the right to consult with the Expert and furnish him with data and information, provided the Expert may impose reasonable limitations on this right. Any such data and information has to be submitted to the other Party to the dispute at the same time. The Expert shall be free to evaluate the extent to which any data, information or other evidence is substantiated or pertinent. The Expert's fees and expenses, and the costs associated with an appointment, if any, made by the International Chamber of Commerce Centre for

Technical Expertise, shall be borne equally by AKBN and CONTRACTOR. The Expert's determination shall be final and binding upon the Parties, subject to any manifest error in his determination.

ARTICLE XXII
PIPELINES AND OTHER FACILITIES

22.1 During the term of this Contract and any extension thereof, CONTRACTOR is entitled to the full use in the Contract Area, and any other area approved by AKBN, of all fixed and moveable assets acquired or obtained by the CONTRACTOR for the Petroleum Operations.

22.2 During the term of this Contract and any extension thereof, CONTRACTOR shall be entitled, for the purpose of transporting Petroleum within or from the Contract Area to the point of export or any other delivery point agreed upon by AKBN and CONTRACTOR, to construct, and operate any Pipelines and related facilities, as well as other transportation and/or terminal facilities within or outside the Contract Area, in accordance with an approved Development Work Program and Budget. The construction of any facility outside the Contract Area shall not unreasonably interfere with AKBN's or third parties' operations and shall be done in coordination with AKBN.

22.3 If CONTRACTOR wishes to make use of any pipeline, transportation and terminal facilities, which are at the disposal of AKBN and are not then needed for other Petroleum operations, AKBN and CONTRACTOR shall meet and agree on mutually satisfactory conditions for the use thereof based on a reasonable economic tariff.

22.4 Any payment made by CONTRACTOR for such use shall be recoverable as Operating Expenses under Article VII.

ARTICLE XXIII
TITLE TO ASSETS AND ABANDONMENT

23.1 Title to fixed and moveable assets shall be transferred automatically and gradually from CONTRACTOR to AKBN as their cost becomes subject to recovery in accordance with the provisions of Article VII and the Accounting Procedure. However, the full title to fixed and moveable assets shall be transferred automatically from CONTRACTOR to AKBN when their total cost has been recovered by CONTRACTOR in accordance with the provisions of Article VII or at the time of the termination of this Contract whichever first occurs.

23.2 Title to assets not subject to cost recovery by CONTRACTOR or imported into Albania by CONTRACTOR's expatriate personnel or by CONTRACTOR's subcontractors will not be transferred to AKBN, and said items can be, at their owner's option, either sold in Albania subject to Paragraph 12.5, or freely exported.

23.3 During the entire term of this Contract and any extension period thereof CONTRACTOR is entitled to the full free use in Albania of all fixed and moveable assets acquired or obtained for the Petroleum Operations, regardless of whether or not their cost has been recovered by CONTRACTOR.

23.4 CONTRACTOR shall, upon request of the AKBN, remove any installations or structures constructed by CONTRACTOR for the purposes of this Contract and which are abandoned or disused, and for which there is no prospect for future use, during the term or upon termination of this Contract.

23.5 In accordance with its term, the aforesaid removal and other abandonment obligations shall be subject to and determined in accordance with the following provisions:

(i) CONTRACTOR shall, in consultation with AKBN, timely prepare and submit for AKBN approval an abandonment plan (hereinafter referred to as the "Abandonment Plan") including a detailed technical and engineering description of the removal and abandonment measures, consistent with the aforesaid obligations, which it wishes to carry out upon completion of testing, Appraisal or production from the Development and Production Area.

(ii) Not later than 180 days prior to the date referred to in (iii) below CONTRACTOR shall submit to AKBN for its approval a detailed budget (hereinafter referred to as the "Abandonment Budget") detailing the estimated cost for the Abandonment Plan.

(iii) Ten (10) years prior to the estimated date of termination of production operations or at the end of the Quarter in which cumulative production reaches seventy-five percent (75%) of expected recovery of Petroleum, whichever occurs first, an amount equal to the Abandonment Budget shall be accrued on the books of account (hereinafter referred to as the "Abandonment Cost Account") to be utilized to meet the costs of abandonment. This amount shall be recoverable by CONTRACTOR in accordance with Article VII, for the purpose of which the amount shall be prorated on a unit of production basis over the expected remaining recovery of Petroleum from the Development and Production Area.

(iv) On the first anniversary of the date referred to in (iii) hereinabove, and on an annual basis thereafter, the Parties will meet to reassess the estimated Abandonment Budget and, if necessary, will revise such Abandonment Budget, in which event the Parties will also agree on any consequential adjustment to be made to the amount to be placed in the Abandonment Cost Account.

(v) Not later than one hundred and eighty (180) days prior to the estimated date of termination of the Petroleum Operations in respect of all or part of the Development and Production Areas, CONTRACTOR shall prepare and submit to the AKBN a final Abandonment Plan with such revisions, consistent with the CONTRACTOR' aforesaid obligations. Within sixty (60) days from the approval of the said Abandonment Plan, CONTRACTOR shall prepare and submit to AKBN a final Abandonment Budget. If the balance in the Abandonment Cost Account (hereinafter referred to as the "Cost Balance") is insufficient to meet the aforesaid Abandonment Budget, an amount necessary to meet the Abandonment Budget shall be recorded in the Abandonment Cost Account and shall be recoverable by the CONTRACTOR in accordance with Article VII.

(vi) CONTRACTOR shall diligently carry out the removal and abandonment operations specified in the Abandonment Plan and such expenditures shall reduce the Abandonment Cost Account. Any balance in the Abandonment Cost Account remaining on the completion of operations and recovered in accordance with Article VII shall be paid to the AKBN within thirty (30) days from the completion of the said operations.

23.6 Without prejudice to the provisions of the Paragraphs 23.4 and 23.5 CONTRACTOR may, if in the opinion of the CONTRACTOR there are circumstances that do not warrant continuation of the Petroleum Operations and in consultation with AKBN, at any time give ninety (90) days' written notice to AKBN of its intention to relinquish its rights and obligations pursuant to this Contract, except such rights and obligations as have accrued in the period prior to such relinquishment as well as other continuing rights and obligations as may be contemplated under this Contract, and abandon the Contract Area in conformity with an Abandonment Plan submitted to and duly approved by AKBN, which approval will not be unreasonably withheld or delayed.

ARTICLE XXIV
TERMINATION

24.1 This Contract may be terminated by CONTRACTOR by giving not less than thirty (30) days' written notice to AKBN, provided that no termination shall relieve CONTRACTOR from any unfulfilled commitment or other obligation accrued prior to such termination. If one of the Parties does not comply with any of the obligations stipulated in this Contract due to reasons other than Force Majeure (including, but not limited to, knowingly and intentionally providing false information to the other Party), the other Party may give notice in writing to such non-complying Party, informing it of the noncompliance and of its intention to terminate the Contract at the end of the term of six (6) Months, unless said noncompliance is rectified within said term. However, the Party responsible for the noncompliance may submit the issue to arbitration according to the provisions of Article XXI of this Contract within said period of six (6) Months, and the Contract will continue to be in force during the time the final resolution by the arbitrators has not been issued and enforced.

24.2 Except in the case of Force Majeure, this Contract may be terminated by AKBN by giving not less than one hundred and twenty (120) days' written notice to CONTRACTOR in the following events:

a) If CONTRACTOR has repeatedly committed a material breach of its fundamental duties or obligations under this Contract and has been advised by AKBN of AKBN's intent to terminate the Contract pursuant to this provision and CONTRACTOR has failed to remedy such breach within a reasonable period of time; or

b) If CONTRACTOR does not substantially comply with any final decision resulting from an arbitration procedure under Article XXI hereof; or

c) If CONTRACTOR is adjudged bankrupt by a competent court or, if there is more than one entity constituting CONTRACTOR, any of them has been declared bankrupt by a competent court without the other entities or entity taking appropriate action to remedy such situation.

24.3 Upon the Termination of this Contract, all the rights and obligations of the Parties specified in this Contract will fully cease, subject to the following provisions:

24.3.1 That the rights and obligations of the Parties arising out of this Contract before such Termination shall be honored.

24.3.2 That in the case of noncompliance and responsibility incurred prior to the Termination by any of the Parties with respect to any of the obligations stipulated in the Contract, these must be rectified by the Party in default.

24.4 Subject to earlier termination pursuant to Paragraphs 24.1 or 24.2, this Contract shall automatically terminate in its entirety if all of the Contract Area has been relinquished or the Development and Production Period or any subsequent extension has lapsed pursuant to this Contract provisions.

ARTICLE XXV
ENVIRONMENTAL PROTECTION

25.1 Without prejudice to Paragraph 5.6, CONTRACTOR shall comply with Albanian Law No.7664, dated 21.01.1993, "On Environmental Protection," as amended by Law No.8364, dated 02.07.1998, "For Some Additions and Changes at Law No.7664, dated 21.01.1993, "On Environmental Protection" and by Law No.8225, dated 05.11.2001, "For Some Changes to Law No.7664 dated 21.01.1993 "On Environmental Protection"; Law No.8905 dated 06.06.2002 "On Protection of Marine Environmental from Pollution and Damage"; Law No.8990 dated 23.01.2003 "On Impact Assessment on Environment"; Law No.9115 dated 24.07.2003 "On environmental Treatment of Waste Waters"; Law No.9010 dated 13.02.2003 "On Environmental Administration of Solid Waste" and Law No. 9108, dated 17.07.2003, "On Chemical Substances and Preparations" and other environmental regulations which may be issued; provided that any new environmental laws and regulations issued, or any change in the interpretation or application of existing environmental laws and regulations occurring, after the Effective Date shall be subject to Paragraph 18.4. CONTRACTOR will adopt internationally accepted measures to avoid or minimize environmental contamination so that such contamination will not cause degradation to the quality of life or health of human beings, animals and vegetative resources.

25.2 CONTRACTOR is exclusively responsible to employ internationally accepted programs to try to eliminate or minimize environmental contamination. Wherever CONTRACTOR has been unable to avoid contamination of the environment, it will be responsible for taking reasonable steps to return the affected media or medium, as much as is practicable, to its condition on the Effective Date, and to remedy any significant negative environmental impact directly caused by the operations to the extent required by Albanian laws and regulations applicable to oil and gas industry and in accordance with Good International Petroleum Industry Practices.

25.3 AKBN may inspect CONTRACTOR'S records concerning compliance with this Article XXV at all reasonable times after the Effective Date and until six (6) months after Termination.

ARTICLE XXVI
ENGLISH AND ALBANIAN TEXT

The English and Albanian versions of this Contract shall both have equal value and be referred to in construing or interpreting this Contract; in case, however, of any conflict in such construction or interpretation, the English version shall prevail.

ARTICLE XXVII
BONUS PAYMENTS

27.1 CONTRACTOR shall pay to the AKBN one-time only a signature bonus in cash of One hundred thousand US Dollars (US$100,000) within sixty (60) days after the Effective Date.

27.2 CONTRACTOR shall pay a production bonus of One hundred thousand US Dollars (US $ 100,000) on the start up of production and a production bonus of Five hundred thousand US Dollars (US $500,000) to AKBN when average daily Crude Oil production from the Contract Area over any consecutive ninety-day (90) period reaches fifteen thousand (15,000) Barrels oil per day and a further production bonus of One million US Dollars (US $ 1.000,000) to AKBN when average daily Crude Oil production from the Contract Area over any consecutive ninety-day (90) period reaches thirty thousand (30,000) Barrels oil per day.

ARTICLE XXVIII
GOVERNMENT APPROVAL, THE EFFECTIVE DATE

This Contract shall be binding upon the Parties as from the Effective Date. AKBN shall provide CONTRACTOR with a copy of the document evidencing approval of this Contract by the Council of Ministers of the Government of the Republic of Albania, within ten (10) working days the said Decision has been published in the "Gazeta Zyrtare".

ARTICLE XXIX
MISCELLANEOUS

29.1 Except as provided for in Article IX, the liabilities and obligations under this Contract of the entities comprising the CONTRACTOR are joint and several.

29.2 The failure of any Party to exercise or enforce any right under this Contract shall not be deemed a waiver of any such right.

29.3 CONTRACTOR shall indemnify the Albanian Government, the Ministry and AKBN and their respective employees, officials, officers, directors and agents from all claims by third parties for personal injury or property damage resulting from the conduct of Petroleum Operations, whether conducted by or on behalf of CONTRACTOR, including without limitation, reasonable attorney's fees and direct costs of defense, provided however, that CONTRACTOR shall not be liable under this Paragraph 29.3 for any loss, claims, damage or injured caused by or resulting from any negligent action of the Albanian Government, AKBN and their employees, officials, directors and respective agents.

29.4 Within sixty (60) days after the Effective Date, CONTRACTOR shall cause to be executed and shall deliver to the AKBN a Performance Guarantee substantially in the form of that attached to and made a part of this Contract as Annex "E".

Should the CONTRACTOR decide to enter any of the subsequent Exploration Periods, CONTRACTOR shall execute and deliver to the AKBN, not later than sixty (60) days after such decision, a Performance Guarantee substantially in the form of that attached to and made a part of this Contract as Annex "E".

29.5 In connection with the Performance Guarantee referred to in Paragraph 29.4 above, AKBN shall, commencing three months after the Effective Date and at three-monthly intervals thereafter, deliver to CONTRACTOR a written statement of the expenditure incurred by CONTRACTOR during the three-month period covered by the said statement and accepted by AKBN as counting towards fulfillment by CONTRACTOR of its Work Program obligations for the First Exploration Period and, as the case may be, the Second Exploration Period and the Third Exploration Period.

IN WITNESS HEREOF, this Contract has been duly signed by the respective Parties hereto as of the date first set out above.

MINISTRY OF ECONOMY, TRADE AND ENERGY OF ALBANIA

By: Genc Ruli

Title: Minister

DWM Petroleum AG

By: /s/ Heinz Jurgen Scholz

Title: ____________________

ANNEX "A"

DESCRIPTION OF THE CONTRACT AREA

The Contract Area covered and affected by this Contract comprises, on t Effective Date, the area enclosed by the following lines, also shown on the m comprising ANNEX "B":

ALBANIA ONSHORE BLOCK D-E BOUNDARIES

1	41^{0}	20'	00" N
	19^{0}	45'	00" E
2	41^{0}	40'	00" N
	19^{0}	45'	00" E
3	41^{0}	40'	00" N
	20^{0}	00'	00" E
4	41^{0}	20'	00" N
	20^{0}	00'	00" E
5	41^{0}	05'	00" N
	20^{0}	00'	00"E
6	41^{0}	05'	00"N
	19^{0}	48'	00"E
7	41^{0}	00'	00"N
	19^{0}	48'	00"E
8	41^{0}	00'	00"N
	19^{0}	45'	00"E

ANNEX "B"

MAP OF THE CONTRACT AREA


Shkodra
Peshkopia
2
3
1
4
Durrësi
5
Elbasani
6
7
8
Lushnja

ANNEX "C"
ACCOUNTING PROCEDURE

ARTICLE I. GENERAL PROVISIONS

1. Definitions

The definitions contained in Article I of the Contract shall apply to this Accounting Procedure and have the same meaning.

2. Accounting Records

2.1 CONTRACTOR shall maintain accounting records in accordance with Article XIII of the Contract and with generally accepted accounting practices used in the international petroleum industry.

2.2 CONTRACTOR shall open and maintain such separately identifiable accounting records as may be necessary to record, in a full and proper manner, all costs in respect of the Contract and all credits obtained by CONTRACTOR in connection with Petroleum Operations.

2.3 Accounting books shall be expressed in Dollars and Albanian Leke in accordance with Paragraph 13.2 of the Contract. Any loss or gain resulting from the exchange of currency required for CONTRACTOR's Petroleum Operations or from related translations from one currency to another shall be charged or credited to recoverable costs.

3. Statement of Activities

3.1 CONTRACTOR shall render to AKBN, as soon as possible, but no later than sixty (60) Days from the end of each Calendar Quarter, a Statement of Exploration Activity as per Paragraph 4.8 of the Contract. Such Statement will reflect all charges and credits related to Exploration Expenditures for that Calendar Quarter summarized by the classification specified in Article II of the Accounting Procedure.

3.2 CONTRACTOR shall render to AKBN, as soon as possible, but no later than sixty (60) Days from the end of each Calendar Quarter, a Statement of Development Activity as per Paragraph 6.13 of the Contract, reflecting all charges and credits related to Development and Production for that Calendar Quarter ("Development Expenditures and Operating Expenses")

summarized by appropriate classifications indicative of the nature thereof.

4. Audits and Adjustments

4.1 Each cost item in a Statement of Exploration Activity shall be conclusively deemed to be an Approved Cost after three (3) Months following the receipt of that Statement by AKBN, unless within the said three (3) Months AKBN takes written audit exception thereto in accordance with Paragraph 4.8 of the Contract. In that event, AKBN and CONTRACTOR shall confer in a timely manner and attempt to reach a settlement, in the course of which said Parties shall identify Rejected Costs and Suspended Costs that result from such audit.

4.2 Each cost item in a Statement of Development Activity shall be conclusively deemed to be an Approved Cost after twelve (12) Months following the receipt of that Statement by AKBN, unless within the said twelve (12) Months period AKBN takes written audit exception thereto. In the event AKBN takes such written exception, AKBN and CONTRACTOR shall confer in a timely manner and attempt to reach a settlement, in the course of which said Parties shall identify Rejected Costs and Suspended Costs that result from such audit.

4.3 AKBN shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to CONTRACTOR and CONTRACTOR's Petroleum Operations. CONTRACTOR shall make every reasonable effort to cooperate with AKBN and, as appropriate, will provide reasonable facilities and assistance.

4.4 All adjustments resulting from an audit agreed between CONTRACTOR and AKBN shall be rectified promptly in the subsequent Statement of Activities by CONTRACTOR and reported to AKBN. If any dispute shall arise in connection with an audit, it shall be discussed by the Finance Management of AKBN and CONTRACTOR and, if not solved, the item or items in dispute shall be settled by arbitration as provided in Article XXI of the Contract.

5. If a Party fails to make any payment due under the provisions of this Contract within the time that is specified for such payment, then such Party shall add to such overdue payment interest at a rate per annum of two and one-half percent (2.5%) higher than the London Interbank Borrowing Offered Rate ("LIBOR") for three (3) Month deposits of United States Dollars as quoted by the London Office of Citibank (or

such other Bank as the Parties may agree) at approximately 11:00 AM London Time for the day or days that the rate will apply.

ARTICLE II. COSTS, EXPENSES AND EXPENDITURES

Subject to the provisions of the Contract, CONTRACTOR shall alone bear and, directly or through its Affiliated Companies, pay the following costs and expenses, which costs and expenses shall be treated and recovered by CONTRACTOR in accordance with Article VII of the Contract provided that they are not incurred prior to the Effective Date except as to those expenditures related to an Exploration Period Work Program, as agreed by AKBN.

1. Governmental Payments

All governmental fees, rentals, assessments, renewal and extension fees and other payments of every kind or nature paid by CONTRACTOR under the terms of the Contract, except for production bonuses paid pursuant to Article XXVIII of the Contract.

2. Personnel Costs

2.1 Salaries and wages of CONTRACTOR's employees directly engaged in Petroleum Operations, including salaries or wages paid to CONTRACTOR's expatriate employees who are temporarily assigned to and employed on such operations. Under this subparagraph 2.1, CONTRACTOR is entitled to charge, on a monthly basis, the costs of all staff who are engaged in Petroleum Operations.

2.2 CONTRACTOR's costs for employees' holidays, vacations, living and housing allowances, traveling, bonuses, and other customary allowances applicable to the salaries and wages chargeable under subparagraph 2.1 and Paragraphs 11 and 12 of this Article II.

2.3 Expenditures or contributions made pursuant to law or assessments imposed by governmental authority which are applicable to CONTRACTOR's labor costs or salaries and wages as provided under subparagraphs 2.1 and 2.2 and Paragraphs 11 and 12 of this Article II.

3. Employee Benefits

CONTRACTOR's cost of established plans for employees group life insurance, medical, disability, hospitalization, pension, retirement, stock purchase, thrift, and other benefits of a like nature for expatriate employees and for national employees, all are chargeable under

subparagraphs 2.1 and 2.2 and Paragraphs 11 and 12 of this Article II. Severance pay will be charged at a fixed rate applied to payrolls, which will equal an amount equivalent to the maximum liability for severance payments, as required by the obligations of CONTRACTOR under Albanian Labor Law.

Materials

Materials, equipment and supplies purchased or furnished by CONTRACTOR for use in Petroleum Operations.

4.1 Purchase

Material and equipment purchased shall be charged at the price paid by CONTRACTOR after deduction of all discounts actually received by CONTRACTOR or its Affiliated Companies. Price shall include, but not be limited to, such costs as third party procurement fees, inspection and expediting charges, export broker's fees, transportation charges, insurance charges, loading and unloading fees, import duties and license fees, and all other items customarily associated with the procurement of material and equipment and applicable taxes.

4.2 Materials Furnished by CONTRACTOR

Material required for Petroleum Operations shall be purchased directly whenever practicable, except that CONTRACTOR may import such material from CONTRACTOR's or CONTRACTOR's Affiliated Companies' stocks outside Albania under the following conditions:

4.2.1 New Material (Condition "A")

New Material transferred from CONTRACTOR's Affiliated Companies' warehouse or other properties shall be priced at cost, net of all discounts taken, provided that the cost of material supplies is not higher than international prices for material of similar quality supplied on similar terms prevailing at the time such material was ordered.

4.2.2 Used Material (Condition "B" and "C"), which will be used with approval of AKBN.

4.2.2.1 Material, which is in sound and serviceable condition for reuse without reconditioning shall be classified as Condition "B" and priced at seventy-five percent (75%) of the price of new

material. This category shall include, but not be confined to, material, which has undergone a reconditioning process and has been restored to fully serviceable condition.

4.2.2.2 Material, which cannot be classified as Condition "B", but which is serviceable for its original function, but substantially not suitable for reconditioning, shall be classified as Condition "C" and priced at fifty percent (50%) of the price of new material.

4.2.2.3 Material, which cannot be classified as condition "B" or "C" shall be priced at a value commensurate with its use.

4.3 Premium Prices

Whenever material is not readily obtainable at the customary supply points and at prices specified in subparagraphs 4.1 and 4.2 of this Paragraph 4 because of national emergencies, strikes or other unusual causes, CONTRACTOR may charge for the required material on the basis of CONTRACTOR's direct costs and expense incurred in procuring such material, in making it suitable for use, and in moving it to the location.

4.4 Warranty of Material Purchased or Furnished by CONTRACTOR

CONTRACTOR does not warrant the material. The only guaranty for material purchased or furnished by the CONTRACTOR is the dealer's or manufacturer's guaranty; in case of defective material, credit shall be passed as obtained from or pursuant to supplier's or manufacturer's guarantees, when adjustment has been received by CONTRACTOR from the supplier or manufacturer.

5. Transportation

Transportation of employees, equipment, material and supplies necessary for the conduct of the Petroleum Operations. This includes all employees' transportation and relocation costs, but only to the extent covered by the established policy of CONTRACTOR, including travel expenses for employees and their families at the time of employment, at the time of separation and for vacations, and as a result of transfer from one location to another. Such costs shall also include transportation of personal and household effects and all other relocation costs.

6. Services

6.1 The cost of consultants, contracted services and utilities procured from third parties.

6.2 The cost of technical, professional and other services furnished by CONTRACTOR's Affiliated Companies performed in any other country outside Albania shall consist of salaries, wages and payroll burden of such employees of CONTRACTOR's Affiliated Companies who are performing services in respect of Petroleum Operations. These costs, together with associated overheads, will be charged in accordance with the following rates:

Charges and Credits	Rate Chargeable
$0 - $5 MM	5%
$5 MM - $10MM	3%
Greater than $10 MM	2%

Such rates shall be applied on an annual basis to the cumulative charges and credits as reported in the Statements of Activities as referred to in Article I, paragraph 3. Such charges will cover, but will not be limited to, the following types of services: Engineering, Geological, Geophysical, Health, Environmental and Safety, Accounting, Finance, Treasury, Tax, Legal, Employee Relations, Administration, Executive Management, Data Processing and Purchasing and Drafting.

6.3 For services rendered by equipment or facilities owned or leased exclusively by CONTRACTOR's Affiliated Companies, the cost to be charged shall be at rates commensurate with the cost of ownership and operation or, in respect of major items such as drilling rigs or vessels, at rates not higher than those prevailing in the international petroleum industry.

7. Damages and Losses

All costs and expenses necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accidents or any other cause not controllable by CONTRACTOR. CONTRACTOR shall furnish AKBN with a written notice of damages or losses incurred as soon as practicable after report of the same has been received by CONTRACTOR.

8. Legal Expenses

8.1 All costs and expenses of litigation, or legal services otherwise necessary or expedient for the protection of CONTRACTOR's

interest in the Contract Area or under and pursuant to the Contract, including attorney's fees and expenses as hereinafter provided, together with all judgments obtained against CONTRACTOR or on account of the Petroleum Operations and actual expenses incurred by CONTRACTOR in securing evidence for the purpose of defending against any action or claim prosecuted or urged against the Petroleum Operations or the subject matter of the Contract, provided these expenses are not related to unsuccessful disputes of CONTRACTOR with AKBN.

8.2 In the event actions or claims are handled by CONTRACTOR's legal staff, appropriate charges shall be borne for rendering such services.

9. Taxes

All taxes, duties, dues or imposts of every kind and nature assessed or levied upon or in connection with the operations hereunder, other than those covered by Article IX of the Contract.

10. Insurances and Claims

10.1 Premiums paid for any public liability, property damage and other insurance carried by CONTRACTOR, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments and other expenses, including legal services, not recovered from insurance carrier.

10.2 If the item or event is not covered by insurance, the actual expenditures incurred and paid by CONTRACTOR in settlement of any and all losses, claims, damages, judgments and any other expenses, including legal services.

10.3 All settlements arising from insurance claims made by CONTRACTOR against insurers in respect of insurance carried for the benefit of the Petroleum Operations shall be credited to recoverable costs in the month in which they are received.

11. Local Administration/Field Offices

The salaries and expenses of CONTRACTOR's management and other employees, located in Albania, serving the Petroleum Operations, whose time is not allocated directly to the Petroleum Operations, and the cost of maintaining and operating Exploration and/or Production offices and necessary sub-offices (including housing facilities for employees, if required) used in the conduct of such Petroleum Operations. Such charges shall be apportioned to all Contract Areas served on an equitable basis, if applicable.

12. Warehouse Handling Charges

In the event that warehouse facilities are required to carry out the Petroleum Operations, all costs required to establish and maintain the warehouse and all costs incurred in handling material in the warehouse.

13. Other Expenditures

Any other costs and expenses necessary and proper, including, without limitation, acquisition of real property rights for Petroleum Operations, and abandonment expenses, incurred by CONTRACTOR under Work Programs and Budgets or to solve Emergency Situations.

14. Credits

In addition to other credits made to the accounts in accordance with the Contract and this Accounting Procedure, the net proceeds, when received, arising from the following, shall be credited to recoverable costs to the extent that costs were originally debited to the recoverable costs:

14.1 Income received from third parties for use of CONTRACTOR's property exclusively used in the Petroleum Operations; and

14.2 Rentals, refunds and other credits received by the CONTRACTOR applicable to any charge that has been made to recoverable costs.

14.3 Any adjustment received by CONTRACTOR for the suppliers/manufacturers or their agents in connection with defective equipment or material the cost of which was previously charged by CONTRACTOR under the Contract.

14.4 Costs recovered on time exported pursuant to article 12.4 of this Contract.

14.5 Proceeds from all sales of surplus material charged to the amount under the Contract in accordance with the Article 12.7.

14.6 Insurance proceeds.

15. No duplication of charges and credits

Notwithstanding any provision to the contrary in this Accounting Procedure, it is the intention that there shall be no duplication of changes or credits in the accounts under this Contract.

ARTICLE III. COST RECOVERY

1. Statement of Cost Recovery

CONTRACTOR shall render to AKBN, as promptly as practicable, but not later than sixty (60) Days after each Calendar Quarter, a Statement of Cost Recovery for that Quarter.

Pending completion of each audit and any settlement or arbitration pursuant thereto under the Contract, CONTRACTOR shall prepare directly from each Statement of Exploration Activity and Development Activity, for each Calendar Quarter, the Statement of Cost Recovery for that Quarter. All necessary adjustments that are consequent upon completion of audits and settlements (by whatever means) of audit exceptions shall be accounted for as they arise, and in accordance with the Contract, by their inclusion as debit or credit (as appropriate) in the next Statement of Cost Recovery then to be prepared; however, no Rejected Cost may be included in any such Statement.

The Statements of Cost Recovery will show the following:

1.1 Section 1 - Total Costs

1.1.1 Total costs brought forward from prior Calendar Quarters.

1.1.2 New revisions (Rejected Costs and Approved Costs) to prior Statements of Exploration and Development Activity, to be effected in this Statement.

1.1.3 New Exploration and Development Expenditures and Operating Expenses for the Calendar Quarter (subject to audit) from Statements of Exploration and Development Activity.

1.1.4 Total costs, including those subject to audit.

1.2 Section 2 - Value of Cost Recovery Petroleum
(taking into consideration any prior underliftings against entitlement)

1.2.1 Value of Cost Recovery Crude Oil taken in kind and disposed of by CONTRACTOR for the Calendar Quarter.

1.2.2 Value of Cost Recovery Gas taken in kind and disposed of by CONTRACTOR for the Calendar Quarter.

1.2.3 Total value of Cost Recovery Petroleum (1.2.1 plus 1.2.2).

1.3 Section 3 - Cost Recovery

1.3.1 Costs from Section 1 recovered from value of Cost Recovery Petroleum.

1.3.2 Carry forward of unrecovered costs, if any.

1.4 Section 4 - Profit Petroleum

1.4.1 Value of Profit Crude Oil, if any.

1.4.2 Value of Profit Gas, if any.

1.5 Section 5 - Suspended Costs Account

1.5.1 Total Suspended Costs brought forward from prior Calendar Quarters.

1.5.2 Net Suspended Costs newly settled, or newly identified by audit, during the Calendar Quarter.

1.5.3 Total Suspended Costs carried forward to the next Calendar Quarter (1.5.1 plus 1.5.2).

2. Payments

If a Statement of Cost Recovery shows an amount due to AKBN, payment of that due amount shall be made in Dollars within thirty (30) Days after presentation of that Statement.

3. Audit Right

AKBN shall have a period of twelve (12) Months from receipt of each Statement of Cost Recovery in which to audit and raise objection to such Statement. AKBN and CONTRACTOR shall agree on any appropriate

adjustments as a result of such audit. Supporting documents and accounts will be available to AKBN during said twelve (12) Month period.

4. Cost Recovery Control Account

CONTRACTOR shall establish a Cost Recovery Control Account and an off-setting contra-account to control therein the amount of cost remaining to be recovered, if any, the amount of costs recovered and the value of Profit Petroleum, if any. Such accounts shall be prepared on the basis of (and be consistent with) the Calendar Quarterly Statements of Cost Recovery.

ARTICLE IV. REVISION OF THE ACCOUNTING PROCEDURE

The provisions of this Accounting Procedure may be amended by unanimous written agreement of the Parties. Any Party may request a review of possible modifications. If agreement is reached, an instrument of amendment, which shall state the effective date of such amendment, shall be prepared and executed by the Parties.

ANNEX "D"
PROCEDURE FOR DETERMINING THE BOE OF GAS AND FOR PRICING GAS AND LPG

1. The definitions contained in Article I of the Contract are hereby adopted for use in this ANNEX and incorporated herein by reference.

2. In case AKBN and CONTRACTOR enter into Gas sales contracts for the use of Gas produced under the Contract for sales to customers outside Albania, said Gas sales contracts shall contain provisions generally used in the international Petroleum industry. The prices which AKBN and CONTRACTOR shall receive for such Gas shall be specified in the Gas sales contracts.

3. In case AKBN and CONTRACTOR enter into a Gas sales contract for use in Albania of CONTRACTOR's share of Gas produced under the Contract, said Gas sales contract shall contain provisions generally used in the international Petroleum industry, including a long-term purchase commitment by AKBN and the delivery by CONTRACTOR of the minimum agreed daily volume in accordance with technical constraints.

The Parties shall negotiate and endeavor to enter into a gas sales contract covering the Gas (as defined herein) for sale in the Albanian domestic market. The Parties shall agree on the proportion of Gas that is available for immediate sale to the Albanian domestic market provided, however, that all Gas to be sold in the Albanian domestic market under such gas sales contract shall be sold on terms and conditions no less favorable than those available to CONTRACTOR in the international market, including the following terms and conditions:

(a) a term which requires the initial delivery date for the Gas to be sold in the Albanian domestic market to be coincident with or within fifteen (15) days of the initial delivery date anticipated for the delivery of the Gas in the international market;

(b) a provision setting a price which is not less than the price CONTRACTOR could obtain in the international market (calculated on an equivalent BTU basis); and

(c) a term which requires the buyer(s) of the Gas to be responsible for all costs, expenses and liabilities associated with the design, construction, installation and operation of a natural gas pipeline and related facilities necessary to make the Gas available for delivery into the Albanian domestic market.

In no event, however, shall the entering into a gas sales contract for the sale or the use of the Gas in the Albanian domestic market jeopardize or

impede CONTRACTOR' ability to enter into a Gas sales contract for any of CONTRACTOR's share of Gas in the international market. In the event the proposed or offered gas sales contract for the Albanian domestic market does not meet or satisfy all of the above terms and conditions, CONTRACTOR's shall have the unfettered right to enter into a gas sales contract covering its full share of Gas in the international market.

3.1 The initial Gas price which the AKBN shall pay to CONTRACTOR shall be the average of prices paid for Gas delivered to Italy for the six (6) Calendar Month period prior to the date of the Initial Commercial Production of Gas, as quoted in the table listed as "European Border Prices" in the well known and internationally quoted publication WORLD GAS INTELLIGENCE, which is published by Petroleum & Energy Intelligence Weekly, Inc. with reference to the gross calorific value.

3.2 The initial Gas price shall be effective for the first Calendar Month of production after the Date of the Initial Commercial Production and for the partial Month preceding this first Calendar Month if the Date of Initial Commercial Production is not on the first day of a Calendar Month.

3.3 The price that the AKBN or its designated purchaser shall pay to CONTRACTOR for its share of such Gas for any Month of delivery after the first Calendar Month of production after the Date of the Initial Commercial Production shall be the average of prices paid for Gas delivered to Italy for the six (6) Calendar Months' period prior to the Month of delivery, as quoted in the table listed as "European Border Prices" in the well known and internationally quoted publication WORLD GAS INTELLIGENCE, which is published by Petroleum & Energy Intelligence Weekly, Inc., with reference to the gross calorific value.

3.4 The price that the AKBN or its designated purchaser shall pay to CONTRACTOR for its share of such Gas shall be paid in Dollars within thirty (30) days after the end of a Calendar Month for Gas delivered by CONTRACTOR in the preceding Calendar Month.

4. The Commercial Discovery of Gas under the Contract by CONTRACTOR and the execution of a Gas sales contract with AKBN may lead, should market conditions necessitate, to the commencement of discussions concerning the implementation of an LPG project. Any such discussions and resulting plan shall meet the terms of the Contract.

ANNEX "E"

Form of Bank Guarantee

To

NATIONAL AGENCY OF NATURAL RESOURCES
TIRANA